Exhibit 10.04

LEASE

by and between

MPTP HOLDING, LLC

“Landlord”

and

CLARIA CORPORATION

doing business in California as

Delaware Claria Corporation

“Tenant”

For the approximately 64,727 square foot premises at

555 Broadway, Redwood City, California 94063

i

5.	Rent and Additional Charges		14
	A.	Monthly Rent	14
	B.	Management Fee	14
	C.	Common Area Maintenance Costs	15
	D.	Additional Rent	16
	E.	Prorations	16
	F.	Interest	16

6.	Late Payment Charges		16

7.	Security Deposit		17

	A.	Application of Security Deposit	17
	B.	Letter of Credit Provisions	17
	C.	Independent Contract	18
	D.	Transfer of the Letter of Credit	18

8.	Holding Over		19

9.	Tenant Improvements		19

10.	Condition of Premises		19

11.	Use of the Premises and Common Area		20

	A.	Tenant’s Use	20
	B.	Hazardous Materials	20
	D.	Use and Maintenance of Common Area	25

12.	Quiet Enjoyment		26

13.	Alterations to Premises		26

	A.	Landlord Consent; Procedure	26
	B.	General Requirements	26
	C.	Landlord’s Right to Inspect	28
	D.	Tenant’s Obligations Upon Completion	28
	E.	Repairs	28
	F.	Ownership and Removal of Alterations	28
	G.	Landlord’s Fee	29
	H.	Minor Alterations	29

14.	Surrender of the Premises		29

15.	Impositions and Real Property Taxes		30

	A.	Payment by Tenant	30
	B.	Taxes on Tenant Improvements and Personal Property	31
	C.	Proration	31

16.	Utilities and Services		31

17.	Repair and Maintenance		31
	A.	Landlord’s Obligations	31
	B.	Tenant’s Obligations	33
	C.	Conditions Applicable to Repairs	33
	D.	Landlord’s Rights	33
	E.	Compliance with Governmental Regulations	34

18.	Liens		34

19.	Landlord’s Right to Enter the Premises		34

20.	Signs		35

21.	Insurance		36

	A.	Indemnification	36
	B.	Tenant’s Insurance	37
	C.	Premises Insurance	37
	D.	Increased Coverage	38
	E.	Failure to Maintain	38
	F.	Insurance Requirements	38
	G.	Landlord’s Disclaimer	39

22.	Waiver of Subrogation		39

23.	Damage or Destruction		39

	A.	Landlord’s Obligation to Rebuild	39
	B.	Right to Terminate	39
	C.	Limited Obligation to Repair	40
	D.	Abatement of Rent	40
	E.	Damage Near End of Term	41

24.	Condemnation		41

25.	Assignment and Subletting		42

	A.	Landlord’s Consent	42
	B.	Tenant’s Notice	42
	C.	Information to be Furnished	42
	D.	Landlord’s Alternatives	42
	E.	Proration	43
	F.	Parameters of Landlord’s Consent	43
	G.	Permitted Transfers	43

26.	Default		43

	A.	Tenant’s Default	43
	B.	Remedies	44
	C.	Landlord’s Default	45

27.	Subordination		47

28.	Notices		48

29.	Attorneys’ Fees		48

30.	Estoppel Certificates		48

31.	Transfer of the Premises by Landlord		49

32.	Landlord’s Right to Perform Tenant’s Covenants		49

33.	Tenant’s Remedy		49

34.	Mortgagee Protection		49

35.	Brokers		50

36.	Acceptance		50

37.	Parking		50

38.	General		50

	A.	Captions	50
	B.	Executed Copy	50
	C.	Time	50
	D.	Severability	50
	E.	Choice of Law	51
	F.	Gender; Singular, Plural	51
	G.	Binding Effect	51
	H.	Waiver	51
	I.	Entire Agreement	51
	J.	Authority	51
	K.	Exhibits	51
	L.	Lease Summary	51
	M.	Force Majeure	51
	N.	Consent	52

39.	Opening to Existing Slide		52

EXHIBITS
EXHIBIT A-1		FLOOR PLAN OF PREMISES
EXHIBIT A-2		FLOOR PLAN OF EXPANSION PREMISES
EXHIBIT B	-	SITE PLAN OF PROJECT
EXHIBIT C	-	TENANT IMPROVEMENT AGREEMENT
EXHIBIT D	-	SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT
EXHIBIT E	-	COMMENCEMENT MEMORANDUM
EXHIBIT F	-	FLOOR PLAN OF DATA CENTER ACCESS SPACE

LEASE SUMMARY

Lease Date:	December 15, 2003

Landlord:	MPTP Holding, LLC A Delaware limited liability company

Address of Landlord:	100 Bush Street, 26th Floor San Francisco, California 94104

Tenant:	Claria Corporation A Delaware corporation (doing business in California as Delaware Claria Corporation)

Address of Tenant:	2000 Bridge Parkway Redwood City, California 94065

Contact:	555 Broadway Redwood City, California 94063 Attention: Dennis Jang

Telephone:	(650) 232-0349

Building Addresses:	555 Broadway Redwood City, California 94063

Total Premises Square Footage:	Approximately 64,727 square feet

Target Commencement Date:	January 1, 2004

Rent Commencement Date:	The date which is ninety (90) days after the Commencement Date

Term:	Approximately six (6) years

Monthly Rent:	As more fully set forth in Paragraph 5.A,

v

	Period of Time	Amount

	Rent Commencement Date to first anniversary of Commencement Date	$61,490.65

	First anniversary of Commencement Date to second anniversary of Commencement Date	$63,335.37

	Second anniversary of Commencement Date to third anniversary of Commencement Date	$65,235.43

	Third anniversary of Commencement Date to fourth anniversary of Commencement Date	$67,192.49

	Fourth anniversary of Commencement Date to fifth anniversary of Commencement Date	$69,208.27

	Fifth anniversary of Commencement Date to December 31, 2009	$71,284.52

	Option Term	Fair market rent as determined pursuant to Paragraph 4.B

Security Deposit:	$360,000.00, subject to reduction pursuant to Section 7(E)

Exhibit A-1:	Floor Plan of Premises

Exhibit A-2	Floor Plan of Expansion Premises

Exhibit B:	Site Plan of Midpoint Technology Park

Exhibit C:	Tenant Improvement Agreement

Exhibit D:	Subordination, Non-Disturbance and Attornment Agreement

Exhibit E:	Commencement Memorandum

Exhibit F:	Floor Plan of Data Center Access Space

The Lease Summary is incorporated into and made a part of the Lease. Each reference in the Lease to any information in the Lease Summary shall mean the applicable information set forth above. In the event of any conflict between an item in the Lease Summary and the Lease, the Lease shall control.

LEASE

1. Parties.

THIS LEASE (the “Lease”), dated as of December 15, 2003, is entered into by and between MPTP HOLDING, LLC, a Delaware limited liability company (“Landlord”), whose address is 100 Bush Street, 26th Floor, San Francisco, California 94104, and CLARIA CORPORATION, a Delaware corporation (doing business in California as Delaware Clara Corporation) (“Tenant”), whose address is 2000 Bridge Parkway, Redwood City, California 94065.

2. Premises.

A. Initial Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord those certain premises consisting of a total area of approximately Sixty Four Thousand Seven Hundred Twenty Seven (64,727) square feet of Rentable Area, located in that certain building, commonly known as 555 Broadway (the “Building”), in the City of Redwood City, County of San Mateo, State of California, comprised of approximately Thirty Two Thousand (32,000) square feet of “high-bay” single-story space located on the first floor of the Building, approximately Twenty Eight Thousand Four Hundred Forty Two (28,442) square feet of open office space located on the second floor of the Building and approximately Four Thousand Two Hundred Eighty Five (4,285) square feet of data center space located on the first floor of the two-story portion of the Building, as more particularly shown on Exhibit A-1 (the “Premises”). The Premises also includes the appurtenant right to use in common with other tenants of the Project (as defined below) the Common Area (as defined below) of the Project.

B. Right of First Refusal

(i) Expansion Premises; Exercise. Following the second (2nd) anniversary of the Commencement Date, Tenant shall have an ongoing right of first refusal (a “First Refusal Right”), to lease all of the remaining portion of the first floor of the two-story portion of the Building comprised of approximately Twenty Three Thousand Four Hundred Ninety Four (23,494) square feet of Rentable Area and shown on Exhibit A-2 attached hereto (the “Expansion Premises”). Tenant’s First Refusal Right shall be triggered by Landlord’s receipt of a bona fide offer to lease all of the Expansion Premises. Upon receipt of such offer, Landlord shall provide notice (“Landlord’s Notice”) to Tenant of such receipt. Tenant shall have five (5) business days after Tenant’s receipt of Landlord’s Notice to exercise its First Refusal Right. If Tenant provides notice to Landlord during such five (5) day period that it is exercising its First Refusal Right, the Expansion Premises shall be part of the Premises under this Lease (so that the term “Premises” in this Lease shall refer to the space in the original Premises plus the Expansion Premises) continuing for the balance of the Term (including the Option Term). Landlord shall lease the Expansion Premises on all of the same terms and conditions of this Lease, except that: (a) the Monthly Rent and rent increases due for the Expansion Premises shall be the same Monthly Rent per square foot as is payable by Tenant for the original Premises as increased in accordance with the same increases per square foot set forth in the Lease Summary as is payable by Tenant for the original Premises; (b) any other matters dependent on the size of the Premises, such as Tenant’s Percentage Share, shall be adjusted to account for the increased size of the Premises; (c) Tenant shall commence payment of Monthly Rent and any Additional Rent for the Expansion Premises on the date Landlord delivers possession thereof to Tenant; and (d) the Expansion Premises shall be delivered in its then existing “as is” condition with Building Systems (as defined in Paragraph 13.B) servicing the Expansion Premises in good working condition, without obligation on the part of Landlord to make any repairs or construct any improvements to the Expansion Premises in connection with Tenant’s contemplated use, or to demolish existing improvements therein, and Tenant shall be responsible for the construction and installation in accordance with the provisions of Paragraph 13 of any tenant improvements Tenant desires to install within the Expansion Premises, at Tenant’s sole cost and expense, provided, however, that within thirty (30) days following the date Landlord delivers possession of the Expansion Premises to Tenant, Landlord shall furnish Tenant with an additional tenant improvement allowance equal to the product of Six Dollars ($6.00) per square foot of Rentable Area in the Expansion Premises multiplied by a fraction, the numerator of which is the number of calendar months remaining in the Initial Term from and after the date Landlord delivers possession thereof to Tenant and the denominator of which is seventy-two (72). The terms and conditions for payment of the additional tenant improvement allowance shall mirror the terms and conditions for the payment of the Construction Allowance as set forth in the Work Letter. Landlord shall promptly prepare and Landlord and Tenant shall promptly execute an amendment to this Lease reflecting the addition of the Expansion Premises. If Tenant does not deliver its notice of intent to lease the Expansion Premises within five (5) business days after Tenant’s receipt of Landlord’s Notice or fails to execute and deliver said lease amendment to Landlord within five (5) business days following receipt thereof by Tenant, then Tenant’s First Refusal Right will lapse and be of no further force and effect and Landlord may lease the Expansion Premises to the third party on the same or any other terms and conditions. If Landlord leases the Expansion Premises to a third party, Landlord shall cause a demising wall to be constructed to separate the Expansion Premises from the Premises. Tenant acknowledges that such construction may create noise and dust in the Premises. Tenant agrees that such construction shall in no way constitute a constructive eviction. If Landlord does not enter into a lease with such third party within six (6) months after delivery of Landlord’s Notice, then Tenant shall retain the rights under this Paragraph 2.B with respect to the Expansion Premises. Time is of the essence with respect to the provisions of this Paragraph 2.B.

(ii) Conditions to Exercise. Notwithstanding anything to the contrary set forth herein, if Tenant is in default under this Lease at the time Landlord’s Notice would otherwise be required to be sent under this Paragraph 2.B, or at any other time following Tenant’s exercise of its right to lease the Expansion Premises and prior to the date upon which possession of the Expansion Premises is to be delivered to Tenant, Landlord shall have, in addition to any other remedies, the right (but not the obligation) to terminate Tenant’s rights under this Paragraph 2.B, and in such event Landlord shall not be required to deliver Landlord’s Notice or to deliver possession of the Expansion Premises to Tenant. If not earlier terminated, the rights of Tenant pursuant to this Paragraph 2.B shall automatically terminate upon the Termination Date.

(iii) Rights Personal to Tenant. Tenant’s right to lease the Expansion Premises pursuant to this Paragraph 2.B is personal to, and may be exercised only by, the original named Tenant under this Lease. If Tenant shall assign this Lease or sublet all or any portion of the Premises, then immediately upon such assignment or subletting, Tenant’s right to lease the Expansion Premises pursuant to this Paragraph 2.B shall simultaneously terminate and be of no further force or effect. No assignee or subtenant shall have any right to lease the Expansion Premises pursuant to this Paragraph 2.B.

C. Expansion Option.

(i) Exercise. During the period before the second anniversary of the Commencement Date, Tenant shall have the right (the “Expansion Option”) to lease the Expansion Premises, subject to, and in accordance with, the terms and conditions set forth in this Paragraph 2C. Tenant may exercise the Expansion Option from time to time during the period before the second anniversary of the Commencement Date, time being of the essence, by giving irrevocable written notice of such exercise (“Expansion Notice”) to Landlord.

(ii) Terms and Conditions. If Tenant timely and validly exercises its Expansion Option, then, commencing upon delivery of such Expansion Premises to Tenant and continuing for the balance of the Term (including the Option Term), the Expansion Premises shall be part of the Premises under this Lease (so that the term “Premises” in this Lease shall refer to the space in the original Premises plus the Expansion Premises). Tenant’s lease of the Expansion Premises shall be on the same terms and conditions as affect the original Premises from time to time, except that (a) the Monthly Rent for the Expansion Premises during the Initial Term shall equal Monthly Rent per square footage then payable for the original Premises (the Monthly Rent during the Option Term shall be calculated pursuant to Paragraph 4.B); (b) Tenant’s Percentage Share shall be adjusted to reflect the addition of the Expansion Premises; (c) Tenant shall commence payment of Monthly Rent and any Additional Rent for the Expansion Premises on the date Landlord delivers possession thereof to Tenant; and (d) the Expansion Premises shall be delivered in its then existing “as is” condition with Building Systems servicing the Expansion Premises in good working condition, without obligation on the part of Landlord to make any repairs or construct any improvements to the Expansion Premises in connection with Tenant’s contemplated use, or to demolish existing improvements therein, and Tenant shall be responsible for the construction and installation in accordance with the provisions of Paragraph 13 of any tenant improvements Tenant desires to install within the Expansion Premises, at Tenant’s sole cost and expense, provided, however, within thirty (30) days following the date Landlord delivers possession of the Expansion Premises to Tenant, Landlord shall furnish Tenant with an additional tenant improvement allowance equal to the product of Six Dollars ($6.00) per square foot of Rentable Area in the Expansion Premises multiplied by a fraction, the numerator of which is the number of calendar months remaining in the Initial Term from and after the date Landlord delivers possession thereof to Tenant and the denominator of which is seventy-two (72). Landlord shall deliver the Expansion Premises to Tenant as soon as practicable following Landlord’s receipt of the Expansion Notice, in its then existing “as is” condition with Building Systems servicing the Expansion Premises in good working condition. The terms and conditions for payment of the additional tenant improvement allowance shall mirror the terms and conditions for the payment of the Construction Allowance as set forth in the Work Letter. Landlord shall promptly prepare and Landlord and Tenant shall promptly execute an amendment to this Lease reflecting the addition of the Expansion Premises.

(iii) Conditions to Exercise. Notwithstanding anything to the contrary set forth herein, if Tenant is in default under this Lease at the time Landlord’s Notice would otherwise be required to be sent under this Paragraph 2.C, or at any other time following Tenant’s exercise of its Expansion Option and prior to the date upon which possession of the Expansion Premises is to be delivered to Tenant, Landlord shall have, in addition to any other remedies, the right (but not the obligation) to terminate Tenant’s rights under this Paragraph 2.C, and in such event Landlord shall not be required to deliver possession of the Expansion Premises to Tenant. If not earlier terminated, the rights of Tenant pursuant to this Paragraph 2.C shall automatically terminate upon the Termination Date. Nothing contained in this Paragraph 2.C shall be deemed to impose any obligation on Landlord to refrain from negotiating any lease of the Expansion Premises, to withhold the Expansion Premises from the market, or to take any other action or omit to take any other action in order to make the Expansion Premises available to Tenant at any time during the period prior to the second anniversary of the Commencement Date so long as the term of any such lease entered into by Landlord shall not extend beyond the second anniversary of the Commencement Date.

(iv) Rights Personal to Tenant. Tenant’s right to lease the Expansion Premises pursuant to this Paragraph 2.C is personal to, and may be exercised only by, the original named Tenant under this Lease. If Tenant shall assign this Lease or sublet all or any portion of the Premises, then immediately upon such assignment or subletting, Tenant’s right to lease the Expansion Premises pursuant to this Paragraph 2.C shall simultaneously terminate and be of no further force or effect. No assignee or subtenant shall have any right to lease the Expansion Premises pursuant to this Paragraph 2.C.

D. Adjustment to Premises. If following the second anniversary of the Commencement Date, Tenant has not exercised either of its options under Paragraph 2.B or Paragraph 2.C and Landlord leases all or part of the Expansion Premises to a third party, Tenant shall be obligated to lease additional space within the Expansion Premises in the location crossed-hatched on Exhibit F and identified as the “Data Center Access Space” to permit access to the data center comprising part of the Premises. Landlord shall construct, at its sole cost and expense, the demising wall separating the Data Center Access Space from the balance of the Expansion Premises and the corridor surrounding the elevator, restrooms and exterior doors currently located within the Expansion Premises. The corridor shall become part of the Common Area providing access to Tenant and other tenants of the Building to such elevators, restrooms and exterior doors. The demising wall and corridor shall be constructed in the locations depicted on Exhibit F, pursuant to plans and specification approved by Landlord, in such a manner that provides adequate insulation from noise, and within thirty (30) days after delivery of Landlord’s notice to Tenant of the demise of the Expansion Premises pursuant to this Paragraph 2.D. Landlord shall promptly prepare and Landlord and Tenant shall promptly execute an amendment to this Lease reflecting the addition of the Data Center Access Space which amendment shall include (a) an increase in the Monthly Rent for the Data Center Access Space and an allocation of the corridor space during the Initial Term equal to a Monthly Rent per square footage then payable for the original Premises (the Monthly Rent during the Option Term shall be calculated pursuant to Paragraph 4.B); (b) an adjustment to Tenant’s Percentage Share to reflect the addition of the Data Center Access Space to the Premises; (c) commencement of the payment of Monthly Rent and any Additional Rent for the Data Center Access Space and allocation of corridor space on the date that is thirty (30) days after delivery of Landlord’s notice to Tenant of the demise of the Expansion Premises pursuant to this Paragraph 2D; and (d) the delivery of the Data Center Access Space in its “as is” condition.

3. Definitions.

The following terms shall have the following meanings in this Lease:

A. Alterations. Any alterations, additions or improvements made in, on or about the Premises after the Commencement Date, including, but not limited to, lighting, heating, ventilating, air conditioning, electrical, partitioning, drapery and carpentry installations.

B. Commencement Date. The date upon which Landlord delivers possession of the Premises in the condition required under this Lease.

C. Common Area. All areas and facilities within the Project not appropriated to the exclusive occupancy of tenants, including the Parking Area, sidewalks, pedestrian ways, driveways, signs, service delivery facilities, common storage areas, common utility facilities and all other areas in the Project established by Landlord for non-exclusive use. The Common Area may increase and/or decrease from time to time during the Term, since Landlord may elect in its sole discretion to make changes to the buildings situated in the Project, and/or to subdivide, sell, exchange, dispose of, transfer, or change the configuration of all or any portion of the Common Area from time to time, so long as Landlord neither unreasonably interferes with Tenant’s use of the Premises, Tenant’s rights under this Lease or Tenant’s ingress to or egress from the Building, nor reduces the number of parking spaces available for Tenant’s use below the minimum requirements set forth in Paragraph 37.

D. Common Area Maintenance Costs. As limited in the balance of this Paragraph 3.D, the total of all costs and expenses paid or incurred by Landlord in connection with the operation, maintenance, and repair of the Common Area, the Building, and the performance of Landlord’s obligations under Paragraph 17.A. Without limiting the generality of the foregoing, Common Area Maintenance Costs include all costs of and expenses for: (i) maintenance and repairs of the Common Area; (ii) resurfacing, resealing, remarking, painting, repainting, striping or restriping the Parking Area; (iii) maintenance and repair of all public or common facilities; (iv) maintenance, repair and replacement of sidewalks, curbs, paving, walkways, Parking Area, Project signs, landscaping, planting and irrigation systems, trash facilities, loading and delivery areas, lighting, drainage and common utility facilities, directional or other signs, markers and bumpers, and any fixtures, equipment and personal property located on the Common Area; (v) wages, salaries, benefits, payroll burden fees and charges of personnel employed by Landlord (excluding personnel having a grade of Vice President or above) and the charges of all independent contractors retained by Landlord (to the extent that such personnel and contractors are utilized by Landlord) for the maintenance, repair, management and/or supervision of the Project, and of any security personnel retained by Landlord in connection with the operation and maintenance of the Common Area (although Landlord shall not be required to obtain security services); (vi) maintenance, repair and replacement of security systems and alarms; (vii) premiums for Comprehensive General Liability Insurance or Commercial General Liability Insurance, casualty insurance, workers compensation insurance or other insurance on the Common Area, the Project, the buildings located at the Project, or any portion thereof or interest therein, all in such amounts as Landlord determines to be appropriate, and the costs incurred in repairing an insured casualty to the extent of the deductible amount (not in excess of Twenty Five Thousand Dollars ($25,000.00) per calendar year) under the applicable insurance policy; (viii) all personal property or real property taxes and assessments levied or assessed on the Project, or any portion thereof or interest therein, including without limitation Tenant’s Percentage Share of the Real Property Taxes for the Project, if applicable under Paragraph 15.A; (ix) cleaning, collection, storage and removal of trash, rubbish, dirt and debris, and sweeping and cleaning the Common Area; (x) any alterations, additions or improvements required to be made to the Common Area in order to comply with applicable governmental laws, ordinances, rules, regulations and orders that become effective after the date of this Lease; (xi) legal, accounting and other professional services for the Project, including costs, fees and expenses of contesting the validity or applicability of any law, ordinance, rule, regulation or order relating to the Building, and of contesting, appealing or otherwise attempting to reduce any Real Property Taxes assessed against the Project; (xii) all costs and expenses incurred by Landlord in performing its obligations under Paragraph 17.A, including without limitation all costs and expenses incurred in performing any alterations, additions or improvements required to be made to the Building in order to comply with applicable laws, ordinances, rules, regulations and orders that become effective after the date of this Lease, and all capital improvements required to be made in connection with the operation, maintenance and repair of the Building, provided that the cost of any such alterations, additions, improvements or capital improvements shall be amortized over the useful life thereof as reasonably determined by Landlord, together with interest on the unamortized balance at a rate per annum equal to ten percent (10%) or, if applicable, the rate paid by Landlord on funds borrowed for the purpose of constructing or acquiring such capital improvements but in either case not more than the maximum rate permitted by law at the time such capital improvements are constructed or acquired (the “Amortization Rate”); (xiii) any other cost or expense which this Lease expressly characterizes as a Common Area Maintenance Cost; (xiv) any and all payments due and owing on behalf of the Project or any portion thereof with respect to any covenants, conditions, and restrictions encumbering the Project, including without limitation any and all assessments and association dues; and (xv) all costs and expenses of providing, creating, maintaining, repairing, managing, operating, and supervising a fitness center and/or cafeteria, servicing the Project, which may include without limitation fair market rent subsidies granted and fair market rent charged by Landlord for the space occupied by such amenity center (such fitness center and/or cafeteria may be located on property adjacent to the Project which together with the Project is depicted on Exhibit B and commonly referred to as “Midpoint Technology Park”). However, notwithstanding the foregoing, Common Area Maintenance Costs shall not include the cost of or expenses for the following: (A) leasing commissions, attorneys’ fees or other costs or expenses incurred in connection with negotiations or disputes with other tenants of the Project; (B) depreciation of buildings and improvements in the Project; (C) payments of principal, interest, late fees, prepayment fees or other charges on any debt secured by a mortgage covering the Project, or rental payments under any ground lease or underlying lease; (D) any penalties incurred due to Landlord’s violation of any governmental rule or authority (but not excluding the cost of compliance therewith, if such cost is chargeable to Tenant pursuant to this Lease); (E) any Real Property Taxes or costs for which Landlord is separately and directly reimbursed by Tenant or any other tenant of the Project which are assessed against the Premises or the premises leased by such other tenant; (F) items for which Landlord is reimbursed by insurance; (G) any Common Area Maintenance Costs representing an amount paid to a related or affiliated person or entity of Landlord which is in excess of the amount which would be paid in the absence of such relationship; (H) costs and expenses incurred by Landlord in performing its obligations under Paragraph 17.A, to the extent but only to the extent that such costs and expenses are incurred in performing any alterations, additions or improvements required to be made to the Building in order to comply with applicable underwriter’s requirements, with applicable covenants, conditions or restrictions, or with applicable laws, ordinances, rules, regulations and orders that are in effect as of the date of this Lease; (I) costs and expenses arising from any refinancing of the Project; (J) costs associated with the operation of the business of the partnership or limited liability company which constitutes Landlord, as the same are distinguished from the costs of operation of the Building, including accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be the issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Building, costs (including attorneys’ fees and costs of settlement, judgments and payments in lieu thereof) arising from claims, disputes or potential disputes in connection with potential or actual claims, litigation or arbitrations respecting Landlord and/or the Building and/or the Project; (K) costs of removal or remediation of Hazardous Materials (as defined in Paragraph 11.B) required in order to comply with any laws applicable to the Building, including the Premises, unless caused by Tenant or any of Tenant’s Parties; and (L) any costs in excess of $.14 per square foot per month with respect to the maintenance of the cafeteria and the fitness center (the “Cafeteria/Fitness Center CAM Cap”). On each anniversary of the Commencement Date (each, an “Adjustment Date”), the Cafeteria/Fitness Center CAM Cap shall be adjusted by multiplying the amount of the Cafeteria/Fitness Center CAM Cap by a fraction, the numerator of which shall be the Consumer Price Index for the month two months prior to the applicable Adjustment Date, and the denominator of which shall be the Consumer Price Index for the same month immediately prior to the Commencement Date, provided that in no event shall the Cafeteria/Fitness Center CAM Cap be decreased as a result of such computation. If the Consumer Price Index is not published for the specified month, the Consumer Price Index for the next succeeding month shall be substituted. In addition, Common Area Maintenance Costs allocable to the Parking Area shall be reduced (but not below zero (0)) by any and all net income received by Landlord during the applicable year from the ownership or operation of the Parking Area.

E. Consumer Price Index. The United States Department of Labor, Bureau of Labor Statistics (“Bureau”), Consumer Price Index (All Urban Consumers, All Items, 1982-1984 = 100) for the Metropolitan Area of which San Francisco, California, is a part. If the Consumer Price Index is discontinued or revised, the Consumer Price Index shall mean the index designated as the successor or substitute index by the Bureau, or its successor agency, and if none is designated, a comparable index as determined by Landlord in its sole discretion, which would likely achieve a comparable result to that achieved by the use of the Consumer Price Index. If the Base Year of the Consumer Price Index is changed, then the conversion factor specified by the Bureau, or successor agency, shall be utilized to determine the Consumer Price Index.

F. HVAC. Heating, ventilating and air conditioning.

G. Impositions. Taxes, assessments, charges, excises and levies, business taxes, license, permit, inspection and other authorization fees, transit development fees, assessments or charges for housing funds, service payments in lieu of taxes and any other fees or charges of any kind at any time levied, assessed, charged or imposed by any federal, state or local entity, (i) upon, measured by or reasonably attributable to the cost or value of Tenant’s equipment, furniture, fixtures or other personal property located in the Premises, or the cost or value of any Alterations; (ii) upon, or measured by, any Rent payable hereunder, including any gross receipts tax; (iii) upon, with respect to or by reason of the development, possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; or (iv) upon this Lease transaction, or any document to which Tenant is a party creating or transferring any interest or estate in the Premises. Impositions do not include franchise, transfer, inheritance or capital stock taxes, or income taxes measured by the net income of Landlord from all sources, unless any such taxes are levied or assessed against Landlord as a substitute for, in whole or in part, any Imposition.

H. Interest Rate. Ten percent (10%).

I. Landlord’s Agents. Landlord’s authorized agents, representatives, members, partners, subsidiaries, directors, officers, and employees.

J. Major Alterations. Alterations which (i) may affect the structural portions of any portion of the Project, (ii) may affect or interfere with the Building roof, walls, elevators, heating, ventilating, air conditioning, electrical, plumbing, telecommunications, security, life-safety or other utility systems serving the Premises, the Building, or the Project, (iii) may affect the use and enjoyment by other tenants or occupants of the Project of their premises, (iv) may be visible from outside the Premises, (v) utilize materials or equipment which are inconsistent with Landlord’s standard building materials and equipment for the Project, (vi) result in the imposition on Landlord of any requirement to make any alterations or improvements to any portion of the Project (including handicap access and life safety requirements) in order to comply with law, or (vii) increase the cost to clean, maintain or repair, or increase the cost to relet, the Premises.

K. Minor Alterations. Alterations (i) that are not Major Alterations, (ii) that do not require the issuance of a building or other governmental permit, authorization or approval, (iii) that do not require work to be performed outside the Premises in order to comply with applicable laws, and (iv) the cost of which does not exceed Fifty Thousand Dollars ($50,000.00) in any one instance.

L. Monthly Rent. The rent payable pursuant to Paragraph 5.A.

M. Parking Area. All Common Area (except sidewalks and service delivery facilities) now or hereafter designated by Landlord for the parking or access of motor vehicles, including roads, traffic lanes, vehicular parking spaces, landscaped areas and walkways. The Parking Area may increase and/or decrease from time to time during the Term, since Landlord may elect in its sole discretion to make changes to the buildings situated in the Project, and/or to subdivide, sell, exchange, dispose of, transfer, or change the configuration of all or any portion of the Parking Area from time to time; provided, however, that Landlord shall not reduce the number of parking spaces available for Tenant’s use below the minimum requirements set forth in Paragraph 37.

N. Project. That certain real property described in Exhibit B consisting of approximately 27.47 acres, upon which are located the Building and four (4) other buildings,

consisting of a total building square footage of approximately Four Hundred Twelve Thousand Two Hundred Ninety Seven (412,297) square feet. The Project may increase and/or decrease from time to time during the Term, since Landlord may elect in its sole discretion to make changes to the real property and/or buildings situated in the Project, and/or to subdivide, sell, exchange, dispose of, transfer, or change the configuration of all or any portion of the Project from time to time

O. Real Property Taxes. Any form of assessment, license, fee, rent tax, levy, penalty (if a result of Tenant’s delinquency), or tax (other than net income, estate, succession, inheritance, transfer or franchise taxes), imposed by any authority having the direct or indirect power to tax, or by any city, county, state or federal government or any improvement or other district or division thereof, whether such tax is: (i) determined by the area of the Premises or any part thereof or the rent and other sums payable hereunder by Tenant or by other tenants, including, but not limited to, any gross income or excise tax levied by any of the foregoing authorities with respect to receipt of such rent or other sums due under this Lease, (ii) upon any legal or equitable interest of Landlord in the Premises or any part thereof; (iii) upon this transaction or any document to which Tenant is a party creating or transferring any interest in the Premises; (iv) levied or assessed in lieu of, in substitution for, or in addition to, existing or additional taxes against the Premises whether or not now customary or within the contemplation of the parties; or (v) surcharged against the Parking Area. To the extent that Landlord receives during any calendar year any rebate or refund of Real Property Taxes assessed against the Project, the Real Property Taxes for such year shall be reduced by the amount of such rebate or refund received by Landlord. Real Property Taxes shall not include any penalties, interest or late charges caused by Landlord’s failure to timely pay any Real Property Taxes so long as Tenant timely pays to its share of Real Property Taxes pursuant to Paragraph 15. Notwithstanding anything to the contrary herein, “Real Property Taxes” shall not include and Tenant shall not be required to pay any tax or assessment expense or any increase therein (i) levied on Landlord’s rental income, unless such tax or assessment expense is imposed in lieu of real property taxes; (ii) in excess of the amount which would be payable if such tax or assessment expense were paid in installments over the longest possible term; or (iii) imposed on land and improvements other than the Project.

P. Rent. Monthly Rent plus the Additional Rent defined in Paragraph 5.D.

Q. Rent Commencement Date. The date which is three (3) months after the Commencement Date.

R. Rentable Area. The aggregate square footage in any one or more buildings in the Project, as appropriate, as reasonably determined by Landlord from time to time.

S. Security Deposit. That amount of the letter of credit delivered by Tenant pursuant to Paragraph 7.

T. Sublet. Any transfer, sublet, assignment, license or concession agreement, or hypothecation of this Lease or the Tenant’s interest in the Lease or in and to all or a portion of the Premises. As used herein, a Sublet includes the following: (i) if Tenant is a partnership or a limited liability company, a transfer, voluntary or involuntary, of all or any part of any interest in such partnership or limited liability company, or the dissolution of the partnership or limited liability company, whether voluntary or involuntary; (ii) if Tenant is a corporation, any dissolution of Tenant, or the transfer, either by a single transaction or in a series of transactions, of a controlling percentage of the stock of Tenant, unless any such corporate change results from the trading of shares listed on a recognized public stock exchange and such trading is not for the purposes of acquiring effective control of Tenant; (iii) if Tenant is a trust, the transfer, voluntarily or involuntarily, of all or any part of the controlling interest in such trust; and (iv) if Tenant is any other form of entity, a transfer, voluntary or involuntary, of all or any part of any interest in such entity. As used herein, the phrases “controlling percentage” and “controlling interest” mean the ownership of, and/or the right to vote, stock, partnership interests, membership interests, or other indicia of ownership possessing at least fifty-one percent (51%) of either the total combined interests in Tenant, or the voting power of all classes of Tenant’s capital stock, partnership interests, membership interests, or other indicia of ownership, that have been issued, outstanding, and (if applicable) are entitled to vote. Notwithstanding anything in this Lease to the contrary, any public offering of stock of Tenant, pursuant to a registration statement filed with the U. S. Securities and Exchange Commission, shall not constitute a Sublet hereunder.

U. Subrent. Any consideration of any kind received, or to be received, by Tenant from a Subtenant if such sums are directly related to Tenant’s interest in this Lease or in the Premises, including without limitation bonus money and payments (in excess of book value) for Tenant’s assets, including without limitation its trade fixtures, equipment and other personal property, goodwill, general intangibles, and any capital stock or other equity ownership of Tenant.

V. Subtenant. The person or entity with whom a Sublet agreement is proposed to be or is made.

W. Tenant Improvements. Those certain improvements to the Premises to be constructed pursuant to the Tenant Improvement Agreement attached to this Lease as Exhibit C.

X. Tenant’s Building Share. The ratio (expressed as a percentage) of the total Rentable Area of the Premises to the total Rentable Area of the Building as determined by Landlord from time to time, which as of the Commencement Date shall equal Seventy Three 93/100ths percent (73.93%). Tenant’s Building Share shall be recalculated any time that the amount of Rentable Area contained in Premises is adjusted, or there is a change in the total Rentable Area of the Building.

Y. Tenant’s Percentage Share. The ratio (expressed as a percentage) of the total Rentable Area of the Premises to the total Rentable Area of all of the buildings at the Project, each as of the first (1st) day of the calendar month in question, as reasonably determined by Landlord. The parties acknowledge and agree that the total Rentable Area of all of the buildings in the Project may increase and/or decrease from time to time during the Term, since Landlord may elect in its sole discretion to make changes to the buildings situated in the Project (so long as Landlord neither unreasonably interferes with ingress to or egress from the Building, nor reduces the number of parking spaces available for Tenant’s use below the minimum requirements set forth in Paragraph 37). For the purposes of example only and not by way of limitation, if as of the Commencement Date (x) Landlord determines that the Premises consists of Sixty-Four Thousand Seven Hundred Twenty Seven (64,727) square feet of Rentable Area in the Building, and (y) the total Rentable Area of all of the buildings in the Project equals Four Hundred Twelve Thousand Two Hundred Ninety Seven (412,297) square feet of Rentable Area, then Tenant’s Percentage Share as of the Commencement Date shall equal Fifteen and 70/100ths percent (15.70%).

Z. Tenant’s Personal Property. Tenant’s trade fixtures, furniture, equipment and other personal property in the Premises.

AA. Term. The term of this Lease set forth in Paragraph 4.A. (the “Initial Term”) as it may be extended hereunder pursuant to the option set forth in Paragraph 4.B

BB. Work Letter. The Tenant Improvement Agreement attached to this Lease as Exhibit C.

4. Lease Term.

A. Term. The Term shall commence on the Commencement Date and shall terminate on December 31, 2009 (the “Expiration Date”). On the Commencement Date, Landlord and Tenant shall together execute a commencement memorandum in the form attached as Exhibit E, appropriately completed. Landlord shall have no obligation to deliver possession, nor shall Tenant be entitled to take occupancy, of the Premises until such commencement memorandum has been executed, and Tenant’s obligation to pay Monthly Rent and Additional Rent shall not be excused or delayed because of Tenant’s failure to execute such commencement memorandum. If Landlord, for any reason whatsoever, cannot deliver the Premises to Tenant on or before January 1, 2004 through no fault of Landlord, this Lease shall not be void or voidable but Tenant shall not be liable for any Rent until the time when Landlord can deliver possession of the Premises to Tenant, except in the case of Tenant Delay. If Landlord is delayed in delivering the Premises to Tenant (except in the case of a Tenant Delay), the Commencement Date and the Rent Commencement Date shall be delayed by the number of days of such delay. Landlord shall not be in default or liable to Tenant for any loss or damage resulting from such delay, but Landlord shall remain obligated to deliver the Premises to Tenant in accordance with this Paragraph 4.A as soon thereafter as reasonably possible, provided, however, that if possession of the Premises has not been delivered by June 1, 2004 (the “Outside Delivery Date”), Tenant, as its sole remedy, shall have the right to terminate this Lease by delivering written notice of termination to Landlord, whereupon this lease shall terminate unless Landlord delivers possession of the Premises within ten (10) days following the date such notice is given. For purposes of this Paragraph 4.A, the phrase “Tenant Delay” shall mean any delay resulting from: (a) Tenant’s failure to agree to plans and specifications; (b) Tenant’s change in any plans or specifications; (c) performance or completion by a party employed by Tenant; or (d) any other act or omission by Tenant or any of Tenant’s Parties. If Landlord is delayed in delivering the Premises to Tenant as a result of any Tenant Delay, the Commencement Date and the Rent Commencement Date shall be accelerated by the number of days of such delay. The Outside Delivery Date shall not be extended if Landlord is delayed in delivering the Premises to Tenant as a result of a Force Majeure Event.

B. Option to Extend.

(i) Grant of Option. Landlord hereby grants to Tenant one (1) option (the “Option”) to extend the Initial Term of this Lease, for an additional term of three (3) years (the “Option Term”), which shall commence upon the expiration of the Initial Term. The Option is expressly conditioned upon Tenant’s not being in default under any term or condition of this Lease, either at the time the option is exercised or at the time the Option Term would commence. The Option shall be personal to the Tenant originally named in this Lease or any successor to Tenant’s interest in this Lease pursuant to a Permitted Transfer (as defined in Paragraph 25.G), and shall not be assigned, sold, conveyed or otherwise transferred to any other party (including without limitation any assignee or sublessee of such Tenant) without Landlord’s consent. Under no circumstances shall Landlord be required to pay any real estate commission to any party with respect to Tenant’s exercise of the Option.

(ii) Manner of Exercise. Tenant may exercise the Option only by giving Landlord written notice not less than six (6) months prior to the expiration of the Initial Term. If Tenant fails to exercise its Option prior to such six (6) month period, then the Option automatically shall lapse and thereafter Tenant shall have no right to exercise the Option.

(iii) Terms and Rent. If the Option is exercised, then the Monthly Rent for the Premises for the Option Term shall be equal to one hundred percent (100%) of the fair market rent, as determined below, for the Premises as of the commencement of the Option Term, but in no event shall the Monthly Rent be reduced below One and 13/100 Dollars ($1.13) per square foot for the first year of the Option Term. The fair market rent for the Premises shall mean the rental being charged for office space comparable to the Premises in office and research development complexes comparable to the Project located in the vicinity of the Project taking into account all relevant factors, including without limitation the fact that the Premises are being leased in turn-key condition. Landlord shall not under any circumstances be required to construct or pay for any additional interior improvements to the Premises. All other terms and conditions of the Lease, as amended from time to time by the parties in accordance with the provisions of the Lease, shall remain in full force and effect and shall apply during the Option Term provided, however, that notwithstanding the foregoing, neither the Option, nor Landlord’s obligations under the Work Letter, shall be of any force or effect during the Option Term.

(iv) Determination of Rent. The fair market rent for the purposes of calculating the Monthly Rent for the Option Term shall be determined by mutual agreement of the parties or, if the parties are unable to agree within thirty (30) days after Tenant’s exercise of the option, then fair market rent shall be determined pursuant to the procedure set forth in Paragraphs 4.D.(v) and 4.D.(vi).

(v) Landlord’s Initial Determination. If the parties are unable mutually to agree upon the fair market rent pursuant to Paragraph 4.D.(iv), then the fair market rent initially shall be determined by Landlord by written notice (“Landlord’s Notice”) given to Tenant promptly following the expiration of the 30-day period set forth in Paragraph 4.D.(iv). If Tenant disputes the amount of fair market rent set forth in Landlord’s Notice, then, within thirty (30) days after delivery of Landlord’s Notice, Tenant shall send Landlord a written notice (“Tenant’s Notice”) which specifically (a) disputes the fair market rent set forth in Landlord’s

Notice, (b) demands arbitration pursuant to Paragraph 4.D.(vi), and (c) states the name and address of the person who shall act as arbitrator on Tenant’s behalf. Tenant’s Notice shall be deemed defective, and not given to Landlord, if it fails strictly to comply with the requirements and time period set forth above. If Tenant does not send Tenant’s Notice within thirty (30) days after the date of Landlord’s Notice, or if Tenant’s Notice fails to contain all of the required information, then the Monthly Rent for the Option Term shall equal one hundred percent (100%) of the fair market rent specified in Landlord’s Notice. If the arbitration is not concluded prior to the commencement of the Option Term, then for the ninety (90) day period commencing with the date that the Option Term commences, Tenant shall pay Monthly Rent equal to the Monthly Rent that would have been applicable if the Term had continued during such ninety (90) day period, except that the date the Option Term commences shall be treated as an “Adjustment Date” (as defined in Paragraph 5.B), and the Monthly Rent shall be adjusted in accordance with Paragraph 5.B effective as of the date the Option Term commences. If the arbitration is not concluded prior to the expiration of such ninety (90) day period, then from and after the expiration of such ninety (90) day period, Tenant shall pay Monthly Rent equal to one hundred percent (100%) of the Monthly Rent payable immediately prior to the commencement of the Option Term. If the fair market rent determined by arbitration differs from that paid by Tenant pending the results of arbitration, then any adjustment required to adjust the amount previously paid shall be made by payment by the appropriate party within ten (10) days after the determination of fair market rent.

(vi) Arbitration. The arbitration shall be conducted in the City of San Francisco in accordance with the then prevailing rules of the American Arbitration Association (or its successor) for the arbitration of commercial disputes, except that the procedures mandated by such rules shall be modified as follows:

(a) Each arbitrator must be a real estate appraiser with at least five (5) years of full-time commercial appraisal experience who is familiar with the fair market rent of office and research and development complexes located in the vicinity of the Premises. Within ten (10) business days after receipt of Tenant’s Notice, Landlord shall notify Tenant of the name and address of the person designated by Landlord to act as arbitrator on Landlord’s behalf.

(b) The two arbitrators chosen pursuant to Paragraph 4.D.(vi)(a) shall meet within ten (10) business days after the second arbitrator is appointed and shall either agree upon the fair market rent or appoint a third arbitrator possessing the qualifications set forth in Paragraph 4.D.(vi)(a). If the two arbitrators agree upon the fair market rent within such ten (10) business day period, the Monthly Rent for the Option Term shall equal one hundred percent (100%) of such fair market rent. If the two arbitrators are unable to agree upon the fair market rent and are unable to agree upon the third arbitrator within five (5) business days after the expiration of such ten (10) business day period, the third arbitrator shall be selected by the parties themselves. If the parties do not agree on the third arbitrator within five (5) business days after the expiration of such five (5) business day period, then either party, on behalf of both, may request appointment of the third arbitrator by the Association of South Bay Brokers. The three arbitrators shall decide the dispute, if it has not been previously resolved, by following the procedures set forth in Paragraph 4.D.(vi)(c). Each party shall pay the fees and expenses of its respective arbitrator and both shall share the fees and expenses of the third arbitrator. Each party shall pay its own attorneys’ fees and costs of witnesses.

(c) The three arbitrators shall determine the fair market rent in accordance with the following procedures. Each of Landlord’s arbitrator and Tenant’s arbitrator shall state, in writing, his or her determination of the fair market rent, supported by the reasons therefor, and shall make counterpart copies for the other arbitrators. All of the arbitrators shall arrange for a simultaneous exchange of the proposed resolutions within twenty (20) days after appointment of the third arbitrator. If any arbitrator fails to deliver his or her own determination to the other arbitrators within such twenty-day period, then the fair market rent shall equal the average of the resolutions submitted by the other arbitrators. If all three (3) arbitrators deliver their determinations to the other arbitrators within such twenty (20) day period, then the two (2) closest determinations of the arbitrators shall be averaged, and the resulting quotient shall be the fair market rent, and the Monthly Rent for the Option Term shall equal one hundred percent (100%) of such fair market rent; provided, however, that if the determination of one (1) of the arbitrators (the “Average Determination”) is equal to the average of the determinations of the other two (2) arbitrators, then the Average Determination shall be the fair market rent. However, the arbitrators shall not attempt to reach a mutual agreement of the fair market rent; each arbitrator shall independently arrive at his or her proposed resolution.

(d) The arbitrators shall have the right to consult experts and competent authorities for factual information or evidence pertaining to a determination of fair market rent, but any such consultation shall be made in the presence of both parties with full right on their part to cross-examine. The arbitrators shall render the decision and award in writing with counterpart copies to each party. The arbitrators shall have no power to modify the provisions of this Lease. In the event of a failure, refusal or inability of any arbitrator to act, his or her successor shall be appointed by him or her, but in the case of the third arbitrator, his or her successor shall be appointed in the same manner as that set forth herein with respect to the appointment of the original third arbitrator.

5. Rent and Additional Charges.

A. Monthly Rent. Tenant shall pay to Landlord, in lawful money of the United States, Monthly Rent in the amount set forth in the Lease Summary. Monthly Rent shall be paid in advance, on the first day of each calendar month, without abatement, deduction, claim, offset, prior notice or demand, except as otherwise set forth herein. Additionally, Tenant shall pay, as and with the Monthly Rent, the management fee described in Paragraph 5.B, Tenant’s share of Common Area Maintenance Costs pursuant to Paragraph 5.C, the Real Property Taxes and Impositions payable by Tenant pursuant to Paragraph 15, and the monthly cost of insurance premiums required pursuant to Paragraph 21.C. On the full execution of the Lease, Tenant shall pay to Landlord the sum of Sixty One Thousand Four Hundred Ninety and 65/100 Dollars ($61,490.65) to be applied by Landlord to the first month’s payment of Monthly Rent.

B. Management Fee. Tenant shall pay to Landlord monthly, as Additional Rent, a management fee equal to three percent (3%) of the Monthly Rent then in effect.

C. Common Area Maintenance Costs.

(i) Estimated Payments. Commencing on the Commencement Date and continuing throughout the entire Term, Tenant shall pay Tenant’s Percentage Share of all other Common Area Maintenance Costs paid or payable by Landlord in each year; provided, however, that Tenant shall pay Tenant’s Building Share of those Common Area Maintenance Costs arising from Landlord’s performance of its obligations under Paragraph 17.A. Before commencement of the Term and during December of each calendar year or as soon thereafter as practicable, Landlord shall give Tenant notice of its estimate of amounts payable under this Paragraph 5.C.(i) for the ensuing calendar year. Such notice shall show in reasonable detail the basis on which the estimate was determined. On or before the first day of each month during the ensuing calendar year, Tenant shall pay to Landlord one-twelfth (1/12th) of such estimated amounts, provided that if such notice is not given in December, Tenant shall continue to pay on the basis of the prior year’s estimate until the month after such notice is given. If at any time or times it appears to Landlord, in its reasonable judgment, that the amounts payable under this Paragraph 5.C.(i) for the current calendar year will vary from its then current estimate by more than five percent (5%), Landlord shall by notice to Tenant, showing in reasonable detail the basis for such variance, revise its estimate for such year, in which case subsequent payments by Tenant for such year shall be based upon such revised estimate.

(ii) Adjustment. Within ninety (90) days after the close of each calendar year (or as soon after such 90-day period as reasonably practicable provided that Landlord is using reasonable efforts and due diligence to endeavor to deliver the statement), Landlord shall deliver to Tenant a reasonably detailed statement of Common Area Maintenance Costs for such calendar year, certified by Landlord or its property manager as correct, subject to Tenant’s right to inspect as hereinafter provided. At that time, Landlord shall also deliver to Tenant a statement, certified as correct by Landlord, of the adjustments to be made pursuant to Paragraph 5.C.(i) above. If Landlord’s statement shows that Tenant owes an amount that is less than the estimated payments for such calendar year previously made by Tenant, Tenant may offset such overpayment against Rent due or remaining due under this Lease, or if no Rent remains due, Landlord shall refund such excess to Tenant within thirty (30) days after delivery of the statement. If such statement shows that Tenant owes an amount that is more than the estimated payments for such calendar year previously made by Tenant, Tenant shall pay the deficiency to Landlord within thirty (30) days after delivery of the statement.

(iii) Last Year. If this Lease shall terminate on a day other than the last day of a calendar year, the adjustment in Rent applicable to the calendar year in which such termination shall occur shall be prorated on the basis which the number of days from the commencement of such calendar year to and including such termination date bears to three hundred sixty (360). The termination of this Lease shall not affect the obligations of Landlord and Tenant pursuant to Paragraph 5.C.(ii) to be performed after such termination.

(iv) Inspection. Within one hundred twenty (120) days after receipt of Landlord’s statement of Common Area Maintenance Costs as provided in Paragraph 5.C.(ii), Tenant or its certified public accountant, on not less than five (5) days’ prior written notice to Landlord, shall have the right to, at Tenant’s sole cost and expense, inspect Landlord’s books and records with respect to the Common Area Maintenance Costs for the calendar year pertaining to the year for which the Landlord’s statement pertains. Landlord shall make such books and records available to Tenant at a location within the San Francisco Bay Area. The results of any such inspection shall be kept strictly confidential by Tenant and its certified public accountant, and Tenant and its certified public accountant must agree in their contract for such services, to such confidentiality restrictions and shall specifically agree that the results shall not be made available to any other tenant of the Project. Unless Tenant sends to Landlord any written exception to Landlord’s statement of Common Area Maintenance Costs within said one hundred twenty (120) day period, such statement shall be deemed final and accepted by Tenant. Landlord shall cooperate with Tenant in any such inspection of its books and records and shall equitably adjust any discrepancies.

D. Additional Rent. All monies required to be paid by Tenant under this Lease, including, without limitation, the management fee described in Paragraph 5.B, Tenant’s share of Common Area Maintenance Costs pursuant to Paragraph 5.C, Real Property Taxes and Impositions pursuant to Paragraph 15, and the monthly cost of insurance premiums required pursuant to Paragraph 21.C shall be deemed Additional Rent.

E. Prorations. If the Rent Commencement Date is not the first (1st) day of a month, or if the termination date of this Lease is not the last day of a month, a prorated installment of Monthly Rent based on a 30-day month shall be paid for the fractional month during which such date occurs or the Lease terminates

F. Interest. Any amount of Rent or other charges provided for under this Lease due and payable to Landlord which is not paid when due shall bear interest at the Interest Rate from the date that is (i) five (5) days after the date such Rent is due until such Rent is paid, or (ii) ten (10) days after Tenant receives written notice from Landlord that any other charge provided for under this Lease (other than Rent) is due and payable, until such other charge is paid.

6. Late Payment Charges.

Tenant acknowledges that late payment by Tenant to Landlord of Rent and other charges provided for under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult or impracticable to fix. Therefore, if any installment of Rent or any other charge due from Tenant is not received by Landlord within five (5) days after the date such Rent or other charge is due, Tenant shall pay to Landlord an additional sum equal to three percent (3%) of the amount overdue as a late charge for every month or portion thereof that the Rent or other charges remain unpaid.

Initials:

/s/ BE	/s/ JM

Landlord	Tenant

7. Security Deposit.

A. Application of Security Deposit. Tenant shall deposit with Landlord within one (1) day after Landlord returns to Tenant a fully-executed original counterpart of this Lease, an irrevocable standby letter of credit (the “Letter of Credit”) in the amount of Three Hundred Sixty Thousand and 00/100 Dollars ($360,000.00) complying with the terms of Paragraph 7.B as the “Security Deposit” upon the execution of this Lease by Tenant. The Security Deposit shall be held by Landlord as security for the performance by Tenant of all its obligations under this Lease. If Tenant fails to pay any Rent due hereunder, or otherwise commits a default with respect to any provision of this Lease, Landlord may use, apply or retain all or any portion of the Security Deposit for the payment of any such Rent or for the payment of any other amounts expended or incurred by Landlord by reason of Tenant’s default, or to compensate Landlord for any loss or damage which Landlord may incur thereby (and in this regard Tenant hereby waives the provisions of California Civil Code Section 1950.7 and any similar or successor statute providing that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of Rent, to repair damage caused by Tenant, or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Tenant or any officer, employee, agent or invitee of Tenant.). Exercise by Landlord of its rights hereunder shall not constitute a waiver of, or relieve Tenant from any liability for, any default. If any portion of the Letter of Credit posted as the Security Deposit is drawn upon by Landlord for such purposes, Tenant shall within ten (10) days after written demand therefor deposit a replacement Letter of Credit with Landlord in the amount of the original Letter of Credit. If Tenant performs all of Tenant’s obligations hereunder, the Letter of Credit shall be returned to Tenant (or, at Landlord’s option, to the last assignee, if any, of Tenant’s interest under this Lease) within thirty (30) days after the later of (i) the date of expiration or earlier termination of this Lease, or (ii) vacation of the Premises by Tenant if the Premises has been left in the condition specified by this Lease. Upon termination of the original Landlord’s (or any successor owner’s) interest in the Premises, the original Landlord (or such successor) shall be released from further liability with respect to the Security Deposit upon the original Landlord’s (or such successor’s) delivery of the Letter of Credit to the successor landlord and compliance with California Civil Code Section 1950.7(d), or successor statute.

B. Letter of Credit Provisions. The Letter of Credit deposited as a Security Deposit shall be issued by a money-center bank (a bank which accepts deposits, which maintains accounts, which has a local Bay Area office which will negotiate a letter of credit and whose deposits are insured by the FDIC) whose financial strength shall be sufficient to meet liquidity demands with respect to issued letters of credit (such as Bank of America or Wells Fargo Bank) and which is otherwise acceptable to Landlord. The Letter of Credit shall be issued for a term of at least twelve (12) months and shall be in a form and with such content reasonably acceptable to Landlord. Tenant shall either replace the expiring Letter of Credit with another Letter of Credit in an amount equal to the original Letter of Credit or renew the expiring Letter of Credit, in any event no later than thirty (30) days prior to the expiration of the term of the Letter of Credit then in effect. If Tenant fails to deposit a replacement Letter of Credit or renew the expiring Letter of Credit, Landlord shall have the right to draw upon the expiring Letter of Credit for the full amount thereof and hold the funds drawn as the Security Deposit. Any Letter of Credit deposited with Landlord during the final Lease Year of the Term must have an expiry date no earlier than the date which is thirty (30) days after the Expiration Date of the Term of this Lease. If Landlord notifies Tenant in writing that the bank which issued the Letter of Credit has become financially unacceptable (e.g., the bank is under investigation by governmental authorities, the bank no longer has the financial strength equivalent to Bank of America or Wells Fargo Bank or has filed bankruptcy or reorganization proceedings), then Tenant shall have thirty (30) days to provide Landlord with a substitute Letter of Credit complying with all of the requirements hereof. If Tenant does not so provide Landlord with a substitute Letter of Credit within such time period, then Landlord shall have the right to draw upon the current Letter of Credit and hold the funds drawn as the Security Deposit. The premium or purchase price of, or any other bank fees (including transfer or assignment fees) associated with, such Letter of Credit shall be paid by Tenant. The Letter of Credit shall be transferable, irrevocable and unconditional, so that Landlord, or its successor(s) in interest, may at any time draw on the Letter of Credit against sight drafts presented by Landlord, accompanied by Landlord’s statement, made under penalty of perjury, that said drawing is in accordance with the terms and conditions of this Lease; no other document or certification from Landlord shall be required to negotiate the Letter of Credit and the Landlord may draw on any portion of the then uncalled upon amount thereof without regard to and without the issuing bank inquiring as to the right or lack of right of the holder of said Letter of Credit to effect such draws or the existence or lack of existence of any defenses by Tenant with respect thereto. The Letter of Credit shall not be mortgaged, assigned or encumbered in any manner whatsoever by Tenant without the prior written consent of Landlord. The use, application or retention of the Letter of Credit, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by law, it being intended that Landlord shall not first be required to proceed against the Letter of Credit, and such use, application or retention shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled.

C. Independent Contract. Tenant acknowledges and agrees that the Letter of Credit constitutes a separate and independent contract between Landlord and the issuing bank, that Tenant is not a third party beneficiary of such contract, and that Landlord’s claim under the Letter of Credit for the full amount due and owing thereunder shall not be, in any way, restricted, limited, altered or impaired by virtue of any provision of the Bankruptcy Code, including, but not limited to, Section 502(b)(6) of the Bankruptcy Code.

D. Transfer of the Letter of Credit. The Letter of Credit shall be transferable to any of the following parties: (i) any secured or unsecured lender of Landlord, (ii) any assignee, successor, transferee or other purchaser of all or any portion of the Building, or any interest in the Building, (iii) any partner, shareholder, member or other direct or indirect beneficial owner in Landlord (to the extent of their interest in the Lease). Further, in the event of any sale, assignment or transfer by the Landlord of its interest in the Premises or the Lease, Landlord shall have the right to assign or transfer the Letter of Credit to its grantee, assignee or transferee; and in the event of any sale, assignment or transfer, the landlord so assigning or transferring the Letter of Credit shall have no liability to the Tenant for the return of the Letter of Credit, and Tenant shall look solely to such grantee, assignee or transferee for such return, so long as such grantee, assignee or transferee assumes in writing all of Landlord’s obligations with respect to the Letter of Credit. The terms of the Letter of Credit shall be governed by ISP98 (International Standby Practices, 1998 version) or shall permit multiple transfers of the Letter of Credit. Tenant shall use best efforts to cooperate with Landlord and the bank to effect the transfer(s) of the Letter of Credit and Tenant shall be responsible for all costs of the bank associated with the first transfer of the Letter of Credit. The costs of the bank associated with any subsequent transfers of the Letter of Credit shall be the responsibility of Landlord or its transferee.

E. Reduction of Letter of Credit. The Security Deposit shall be reduced to One Hundred Eighty Thousand and 00/100 Dollars ($180,000) following the second (2nd) anniversary of the Commencement Date (the “Reduction Date”) provided that no default has occurred under the Lease prior to the Reduction Date for which Tenant has received notice thereof from Landlord. Tenant shall provide to Landlord a written request for the reduction of the Security Deposit which request shall be accompanied by an amendment to the Letter of Credit (a “Reduction Amendment”) reducing the Letter of Credit to One Hundred Eighty Thousand and 00/100 Dollars ($180,000). Provided that the conditions for such reduction have been satisfied, Landlord shall execute and return the Reduction Amendment, and any other documents reasonably necessary to effect the reduction, within thirty (30) days after receipt.

8. Holding Over.

If Tenant remains in possession of all or any part of the Premises after the expiration of the Term, with the express or implied consent of Landlord, such tenancy shall be month-to-month only and shall not constitute a renewal or extension for any further term. If Tenant remains in possession either with or without Landlord’s consent, Monthly Rent shall be increased to an amount equal to one hundred fifty percent (150%) of the Monthly Rent payable during the last month of the Term, and any other sums due under this Lease shall be payable in the amount and at the times specified in this Lease. Such month-to-month tenancy shall be subject to every other term, condition, and covenant contained herein.

9. Tenant Improvements.

Landlord and Tenant agree to construct the Tenant Improvements pursuant to the terms of the Work Letter.

10. Condition of Premises.

By taking possession of the Premises, Tenant shall be deemed to have accepted the Premises in good, clean and completed condition and repair, subject to all applicable laws, codes and ordinances. Any damage to the Premises caused by Tenant’s move-in shall be repaired or corrected by Tenant, at its sole cost and expense. Tenant acknowledges that neither Landlord nor Landlord’s Agents have made any representations or warranties as to the suitability or fitness of the Premises for the conduct of Tenant’s business or for any other purpose, nor has Landlord or Landlord’s Agents agreed to undertake any Alterations or construct any Improvements to the Premises except as expressly provided in this Lease and the Work Letter. Landlord agrees that in the event Tenant notifies Landlord within sixty (60) days after the Commencement Date that (i) the Premises are not in good and clean operating condition and repair, (ii) the electrical, mechanical, HVAC, plumbing, sewer, elevator and other systems serving the Premises are not in good operating condition and repair, or (iii) the roof of the Building is not in good condition or water tight, Landlord shall, promptly after receipt of such notice from Tenant, repair the items identified in Tenant’s notice at Landlord’s sole cost and expense. After such sixty (60) day period, the responsibility for and costs associated with such repairs shall be governed by Paragraph 17.

11. Use of the Premises and Common Area.

A. Tenant’s Use. Tenant shall use the Premises only for general office, administration, research and development, and such other purposes as shall be specifically and formally approved by the City of Redwood City. Tenant shall not use the Premises or suffer or permit anything to be done in or about the Premises which will in any way conflict with any law, statute, zoning restriction, ordinance or governmental law, rule, regulation or requirement of public authorities now in force or which may hereafter be in force, relating to or affecting the condition, use or occupancy of the Premises. Tenant shall not commit any public or private nuisance or any other act or thing which might or would disturb the quiet enjoyment of any other tenant of Landlord or any occupant of nearby property. Tenant shall place no loads upon the floors, walls or ceilings in excess of the maximum designed load determined by a licensed structural engineer or which endanger the structure; nor place any harmful liquids in the drainage systems; nor dump or store waste materials or refuse or allow waste materials or refuse to remain outside the Building proper, except in the enclosed trash areas provided. Tenant shall not store or permit to be stored or otherwise placed any other material of any nature whatsoever outside the Building, except on a temporary basis.

B. Hazardous Materials.

(i) Hazardous Materials Defined. As used herein, the term “Hazardous Materials” shall mean any wastes, materials or substances (whether in the form of liquids, solids or gases, and whether or not air-borne), which are or are deemed to be (a) pollutants or contaminants, or which are or are deemed to be hazardous, toxic, ignitable, reactive, corrosive, dangerous, harmful or injurious, or which present a risk to public health or to the environment, or which are or may become regulated by or under the authority of any applicable local, state or federal laws, judgments, ordinances, orders, rules, regulations, codes or other governmental restrictions, guidelines or requirements, any amendments or successor(s) thereto, replacements thereof or publications promulgated pursuant thereto, including, without limitation, any such items or substances which are or may become regulated by any of the Environmental Laws (as hereinafter defined); (b) listed as a chemical known to the State of California to cause cancer or reproductive toxicity pursuant to Section 25249.8 of the California Health and Safety Code, Division 20, Chapter 6.6 (Safe Drinking Water and Toxic Enforcement Act of 1986); or (c) a pesticide, petroleum, including crude oil or any fraction thereof, asbestos or any asbestos-containing material, a polychlorinated biphenyl, radioactive material, or urea formaldehyde.

(ii) Environmental Laws Defined. In addition to the laws referred to in Paragraph 11.B.(i) above, the term “Environmental Laws” shall be deemed to include, without limitation, 33 U.S.C. Section 1251 et seq., 42-U.S.C. Section 6901 et seq., 42 U.S.C. Section 7401 et seq., 42 U.S.C. Section 9601 et seq., and California Health and Safety Code Sections 25100 et seq., and 25300 et seq., California Water Code, Section 13020 et seq., or any successor(s) thereto, all local, state and federal laws, judgments, ordinances, orders, rules, regulations, codes and other governmental restrictions, guidelines and requirements, any amendments and successors thereto, replacements thereof and publications promulgated pursuant thereto, which deal with or otherwise in any manner relate to, air or water quality, air emissions, soil or ground conditions or other environmental matters of any kind.

(iii) Use of Hazardous Materials. Tenant agrees that during the Term of this Lease, Tenant shall not use, or permit the use of, nor store, generate, treat, manufacture or dispose of Hazardous Materials on, from or under the Premises (individually and collectively, “Hazardous Use”) except to the extent that, and in accordance with such conditions as, Landlord may have previously approved in writing in its sole and absolute discretion. Notwithstanding the foregoing, Tenant shall be entitled to use and store only those Hazardous Materials which are (a) of the types and in amounts customary in ordinary office and janitorial use, (b) necessary for Tenant’s business, and (c) in full compliance with Environmental Laws, and all judicial and administrative decisions pertaining thereto. All Hazardous Materials approved in writing by Landlord or used in accordance with the preceding sentence shall collectively be referred to as the “Approved Hazardous Materials.” Tenant shall not be entitled to install any tanks under, on or about the Premises for the storage of Hazardous Materials without the express written consent of Landlord, which may be given or withheld in Landlord’s sole discretion. For the purposes of this Paragraph 11.B.(iii), the term “Hazardous Use” shall include Hazardous Use(s) on, from or under the Premises by Tenant, any Subtenant occupying all or any portion of the Premises during the Term, or any of their directors, officers; employees, shareholders, partners, invitees, agents, contractors or occupants (collectively, “Tenant’s Parties”; provided, however, that if Tenant’s stock is publicly traded, the term “Tenant’s Parties” shall not include any shareholder of Tenant who owns less than ten percent (10%) of Tenant’s common stock), whether known or unknown to Tenant, occurring during the Term of this Lease. The term “Tenant’s Parties” shall not include any tenants of the Project other than Tenant, except that the term “Tenant’s Parties” shall include any Subtenant occupying all or any portion of the Premises during the Term.

(iv) Hazardous Materials Report; When Required. Tenant shall submit to Landlord a written report with respect to Hazardous Materials (“Report”) in the form prescribed in Paragraph 11.B.(v) below on the following dates:

(a) At any time within ten (10) days after written request by Landlord, and

(b) At any time when there has been a violation of any Environmental Law, or for an increase in the intensity of usage or storage of any Approved Hazardous Materials.

(v) Hazardous Materials Report; Contents. The Report shall contain, without limitation, the following information:

(a) Whether on the date of the Report and (if applicable) during the period since the last Report there has been any Hazardous Use on, from or under the Premises, other than the use of Approved Hazardous Materials.

(b) If there was such Hazardous Use, the exact identity of the Hazardous Materials (other than the Approved Hazardous Materials), the dates upon which such materials were brought upon the Premises, the dates upon which such Hazardous Materials were removed therefrom, and the quantity, location, use and purpose thereof.

(c) If there was such Hazardous Use, any governmental permits maintained by Tenant with respect to such Hazardous Materials, the issuing agency, original date of issue, renewal dates (if any) and expiration date. Copies of any such permits and applications therefor shall be attached.

(d) If there was such Hazardous Use, any governmental reporting or inspection requirements with respect to such Hazardous Materials, the governmental agency to which reports are made and/or which conducts inspections, and the dates of all such reports and/or inspections (if applicable) since the last Report. Copies of any such Reports shall be attached.

(e) If there was such Hazardous Use, identification of any operation or business plan prepared for any government agency with respect to Hazardous Use.

(f) Any liability insurance carried by Tenant with respect to Hazardous Materials, if any, the insurer, policy number, date of issue, coverage amounts, and date of expiration. Copies of any such policies or certificates of coverage shall be attached.

(g) Any notices of violation of Environmental Laws, written or oral, received by Tenant from any governmental agency since the last Report, the date, name of agency, and description of violation. Copies of any such written notices shall be attached.

(h) Any knowledge, information or communication which Tenant has acquired or received relating to (x) any enforcement, cleanup, removal or other governmental or regulatory action threatened or commenced against Tenant or with respect to the Premises pursuant to any Environmental Laws; (y) any claim made or threatened by any person or entity against Tenant or the Premises on account of any alleged loss or injury claimed to result from any alleged Hazardous Use on or about the Premises; or (z) any report, notice or complaint made to or filed with any governmental agency concerning any Hazardous Use on or about the Premises. The Report shall be accompanied by copies of any such claim, report, complaint, notice, warning or other communication that is in the possession of or is available to Tenant.

(i) Such other pertinent information or documents as are reasonably requested by Landlord in writing.

(vi) Release of Hazardous Materials; Notification and Cleanup.

(a) At any time during the Term, if Tenant knows or believes that any release of any Hazardous Materials has come or will come to be located upon, about or beneath the Premises, then Tenant shall immediately, either prior to the release or following the discovery thereof by Tenant, give verbal and follow-up written notice of that condition to Landlord.

(b) At its sole cost and expense, Tenant covenants to investigate, clean up and otherwise remediate any release of Hazardous Materials which has occurred during the Term to the extent arising from any act or failure to act of Tenant or any of Tenant’s Parties. Such investigation, clean-up and remediation shall be performed only after Tenant has obtained, if practicable, Landlord’s written consent, which shall not be unreasonably withheld; provided, however, that Tenant shall be entitled to respond immediately to an emergency without first obtaining Landlord’s written consent. All clean-up and remediation shall be done in compliance with Environmental Laws and to the reasonable satisfaction of Landlord.

(c) Notwithstanding the foregoing, Landlord shall have the right, but not the obligation, in Landlord’s sole and absolute discretion, exercisable by written notice to Tenant, to undertake within or outside the Premises all or any portion of any reasonable investigation, clean-up or remediation with respect to any Hazardous Use of such Hazardous Materials by Tenant or any of Tenant’s Parties (or, once having undertaken any of such work, to cease same, in which case Tenant shall perform the work), all at Tenant’s sole cost and expense, which shall be paid by Tenant as Additional Rent within ten (10) days after receipt of written request therefor by Landlord (and which Landlord may require to be paid prior to commencement of any work by Landlord); provided, however, that Tenant’s obligation to pay for such work shall only be applicable if Tenant fails to perform its obligations under this Paragraph 11 (including without limitation the obligations described in Paragraph, 11.B.(vi)(b)). No such work by Landlord shall create any liability on the part of Landlord to Tenant or any other party in connection with such Hazardous Use by Tenant or any of Tenant’s Parties or constitute an admission by Landlord of any responsibility with respect to such Hazardous Use or Hazardous Materials.

(d) It is the express intention of the parties hereto that Tenant shall be liable under this Paragraph 11.B.(vi) for any and all conditions covered hereby which were or are caused or created by Tenant or any of Tenant’s Parties, whether occurring prior to, on, or after the Commencement Date. Tenant shall not enter into any settlement agreement, consent decree or other compromise with respect to any claims relating to any Hazardous Materials in any way connected to the Premises without first (x) notifying Landlord of Tenant’s intention to do so and affording Landlord the opportunity to participate in any such proceedings, and (y) obtaining Landlord’s written consent, which shall not be unreasonably withheld.

(vii) Inspection and Testing by Landlord. At any time when there has been a violation or suspected violation of any Environmental Law, Landlord shall have the right to (a) inspect the Premises, as well as such of Tenant’s books and records pertaining to the Premises and the conduct of Tenant’s business therein, and to (b) conduct tests and investigations to determine whether Tenant is in compliance with the provisions of this Paragraph 11.B. Except in case of emergency, Landlord shall give reasonable notice to Tenant in accordance with Paragraph 19 before conducting any inspections, tests, or investigations, shall provide Tenant with a work plan describing any testing that shall be performed at the Premises, and shall use reasonable efforts to minimize interference with the conduct of Tenant’s business at the Premises caused by any such inspections, tests, or investigations. If it is determined that Tenant or any of Tenant’s Parties has violated any Environmental Law, the cost of all such inspections, tests and investigations shall be borne by Tenant. Neither any action nor inaction on the part of Landlord pursuant to this Paragraph 11.B.(vii) shall be deemed in any way to release Tenant from, or in any way modify or alter, Tenant’s responsibilities, obligations, and liabilities incurred pursuant to Paragraph 11.B hereof.

(viii) Tenant’s Indemnity. Except to the extent due to Landlord’s negligence or willful misconduct, Tenant shall indemnify, defend, protect, hold harmless, and, at Landlord’s option (with such attorneys as Landlord may approve in advance and in writing), defend Landlord, Landlord’s Agents, and Landlord’s officers, directors, shareholders, partners, employees, contractors, property managers, agents and mortgagees and other lien holders, from and against any and all Losses (as defined below) whenever such Losses arise, from or related to: (a) any violation or alleged violation by Tenant or any of Tenant’s Parties of any of the requirements, ordinances, statutes, regulations or other laws referred to in this Paragraph 11.B, including, without limitation, the Environmental Laws, whether such violation or alleged violation occurred on, or after the Commencement Date; (b) any breach of the provisions of this Paragraph 11.B by Tenant or any of Tenant’s Parties; or (c) any Hazardous Use on, about or from the Premises by Tenant or any of Tenant’s Parties of any Hazardous Materials (whether or not approved by Landlord under this Lease), whether such Hazardous Use occurred prior to, on, or after the Commencement Date. The term “Losses” shall mean all claims, demands, expenses, actions, judgments, damages (whether consequential, direct or indirect, known or unknown, foreseen or unforeseen), penalties, fines, liabilities, losses of every kind and nature (including, without limitation, property damage, diminution in value of Landlord’s interest in the Premises, damages for the loss of restriction on use of any space or amenity within the Premises, damages arising from any adverse impact on marketing space in the Premises, sums paid in settlement of claims and any costs and expenses associated with injury, illness or death to or of any person), suits, administrative proceedings, costs and fees, including, but not limited to, reasonable attorneys’ and consultants’ fees and expenses, and the costs of cleanup, remediation, removal and restoration, that are in any way related to any matter covered by the foregoing indemnity.

(ix) Landlord’s Indemnity. Except to the extent due to Tenant’s negligence or willful misconduct, Landlord shall indemnify, defend, protect, hold harmless, and, at Tenant’s option (with such attorneys as Tenant may approve in advance and in writing), defend Tenant, Tenant’s agents, and Tenant’s officers, directors, shareholders, partners, employees, contractors, property managers, agents and mortgagees and other lien holders, from and against any and all Tenant Losses (as defined below) arising during the Term from or related to the presence of Hazardous Materials brought onto the Project by Landlord or Landlord’s Agents or the presence of Hazardous Materials occurring prior to the Commencement Date. The term “Tenant Losses” shall mean all claims, demands, expenses, actions, judgments, damages (whether consequential, direct or indirect, known or unknown, foreseen or unforeseen), penalties, fines, liabilities, losses of every kind and nature (including, without limitation, property damage, sums paid in settlement of claims and any costs and expenses associated with injury, illness or death to or of any person), suits, administrative proceedings, costs and fees, including, but not limited to, reasonable attorneys’ and consultants’ fees and expenses, and the costs of cleanup, remediation, removal and restoration, that are in any way related to any matter covered by the foregoing indemnity.

(x) Survival. The provisions of this Paragraph 11.B shall survive the expiration or earlier termination of this Lease.

C. Special Provisions Relating to The Americans With Disabilities Act of 1990.

(i) Allocation of Responsibility to Landlord. As between Landlord and Tenant, Landlord shall be responsible that the Common Area complies with the requirements of Title III of the Americans with Disabilities Act of 1990 (42 U.S.C. 32181, et seq., The Provisions Governing Public Accommodations and Services Operated by Private Entities), and all regulations promulgated thereunder, and all amendments, revisions or modifications thereto now or hereafter adopted or in effect in connection therewith (hereinafter collectively referred to as the “ADA”), and to take such actions and make such alterations and improvements as are necessary for such compliance; provided, however, that to the extent such requirements arise from the construction of any tenant improvements or any Alterations to the Premises made by or on behalf of Tenant, then as between Landlord and Tenant, Tenant shall be responsible that the Common Area complies with the requirements of the ADA, and to take such actions and make such alterations and improvements as are necessary for such compliance.

(ii) Allocation of Responsibility to Tenant. As between Landlord and Tenant, Tenant, at its sole cost and expense, shall be responsible that the Premises (and all modifications made by Tenant of access to the Premises from the street), and all alterations and improvements in the Premises, and Tenant’s use and occupancy of the Premises, and Tenant’s performance of its obligations under this Lease, comply with the requirements of the ADA, and to take such actions and make such alterations and improvements as are necessary for such compliance, to the extent such requirements arise from Tenant’s specific use of the Premises, or the construction and use of any tenant improvements or any Alterations to the Premises made by or on behalf of Tenant; provided, however, that Tenant shall not make any such alterations or improvements except upon Landlord’s prior written consent (which shall not be unreasonably withheld) pursuant to the terms and conditions of this Lease. If Tenant fails diligently to take such actions or make such alterations or improvements as are necessary for such compliance, Landlord may, but shall not be obligated to, take such actions and make such alterations and improvements and may recover all of the costs and expenses of such actions, alterations and improvements from Tenant as Additional Rent.

(iii) General. Notwithstanding anything in this Lease contained to the contrary, no act or omission of either party, including any approval, consent or acceptance by it or its agents, employees or other representatives, shall be deemed an agreement, acknowledgment, warranty, or other representation by it that the other party has complied with the ADA as provided under Paragraphs 11.C.(i) or 11.C.(ii) or that any action, alteration or improvement by it complies or will comply with the ADA as provided under Paragraphs 11.C.(i) or 11.C.(ii) or constitutes a waiver by it of the other party’s obligations to comply with the ADA under Paragraphs 11.C.(i) or 11.C.(ii) of this Lease or otherwise. Any failure of either party to comply with its obligations of the ADA under Paragraphs 11.C.(i) or 11.C.(ii) shall not relieve such party from any obligations under this Lease or in the case of Landlord’s failure to comply under Paragraph 11.C.(i), constitute or be construed as a constructive or other eviction of Tenant or disturbance of Tenant’s use and possession of the Premises.

D. Use and Maintenance of Common Area. Tenant and its employees and invitees shall have the non-exclusive right to use the Common Area in common with other persons during the Term of this Lease, subject to such reasonable rules and regulations as may from time to time be deemed necessary or advisable in Landlord’s reasonable discretion for the proper and efficient operation and maintenance of the Common Area. Such rules and regulations may include, among other things, the hours during which the Common Area shall be open for use. Access to the Common Areas will generally be available on a twenty-four hour basis. Landlord shall have the right from time to time to adopt such policies, procedures and programs as it shall, in Landlord’s sole discretion, deem necessary or appropriate for the security, maintenance and repair of the Common Area, and Tenant shall cooperate with Landlord in the enforcement of, and shall comply with, the policies, procedures and programs adopted by Landlord insofar as the same pertain to Tenant and Tenant’s Parties. Landlord shall maintain and operate the Common Area in good condition, provided that any damage thereto, other than normal wear and tear, occasioned by the act of Tenant or any of Tenant’s Parties shall be paid by Tenant upon demand by Landlord. Notwithstanding anything to the contrary herein, Tenant shall not be required to comply with any rule or regulation unless the same applies non-discriminatorily to all occupants of the Project, does not unreasonably interfere in any material manner with Tenant’s use of the Premises or Tenant’s parking rights and does not materially increase the obligations or materially decrease the rights of Tenant under the Lease.

12. Quiet Enjoyment.

Landlord covenants that Tenant, upon performing the terms, conditions and covenants of this Lease, shall have quiet and peaceful possession of the Premises as against any person claiming the same by, through or under Landlord.

13. Alterations to Premises.

All Alterations shall be made in accordance with all applicable laws and the provisions of this Paragraph 13.

A. Landlord Consent; Procedure. Tenant shall not make or permit to be made any Alterations without Landlord’s prior written consent, which as to any Major Alterations may be given or withheld in Landlord’s sole discretion.

B. General Requirements.

(i) Except as otherwise provided in the Work Letter with respect to the initial Tenant Improvements to the Premises, all Alterations shall be designed and performed by Tenant at Tenant’s cost and expense; provided, however, that if any Alterations require work to be performed outside Premises, Landlord may elect to perform such work at Tenant’s expense.

(ii) All Alterations shall be performed only by contractors, engineers or architects approved by Landlord, and shall be made in accordance with complete and detailed architectural, mechanical and engineering plans and specifications approved in writing by Landlord. Landlord shall not unreasonably withhold or delay its approval of any such contractors, engineers, architects, plans or specifications; provided, however, that Landlord may, in its sole discretion, (a) specify contractors, engineers or architects to perform work affecting the structural portions of the Project or the heating, ventilating, air conditioning, electrical, plumbing, telecommunications, security, life-safety or other utility systems serving the Building

(collectively the “Building Systems”), and (b) withhold its approval of any such plans and specifications if the same shall affect the structural portions of the Project or the Building Systems.

(iii) Prior to commencement of the Alterations, Tenant shall deliver to Landlord (a) any building or other permit required by applicable laws in connection with the Alterations; (b) a copy of executed construction contract(s); and (c) written acknowledgments from all materialmen, contractors, artisans, mechanics, laborers and any other persons furnishing to Tenant with respect to the Premises any labor, services, materials, supplies or equipment in excess of Five Thousand Dollars ($5,000.00) in the aggregate that they will look exclusively to Tenant for payment of any sums in connection therewith and that Landlord shall have no liability for such costs. In addition, Tenant shall require its general contractor to carry and maintain the following insurance at no expense to Landlord, and Tenant shall furnish Landlord with satisfactory evidence thereof prior to the commencement of construction of the Alterations: (A) commercial general liability insurance with limits of not less than $2,000,000 combined single limit for bodily injury and property damage, including personal injury and death, and contractor’s protective liability, and products and completed operations coverage in an amount not less than $500,000 per incident, $1,000,000 in the aggregate; (B) comprehensive automobile liability insurance with a policy limit of not less than $1,000,000 each accident for bodily injury and property damage, providing coverage at least as broad as the Insurance Services Office (ISO) Business Auto Coverage form covering Automobile Liability, code 1 “any auto”, and insuring against all loss in connection with the ownership, maintenance and operation of automotive equipment that is owned, hired or non-owned; (C) worker’s compensation with statutory limits and employer’s liability insurance with limits of not less than $100,000 per accident, $500,000 aggregate disease coverage and $100,000 disease coverage per employee; and (D) except in the case of Minor Alterations, “Builder’s All Risk” insurance in an amount approved by Landlord covering the Alterations, including such extended coverage endorsements as may be reasonably required by Landlord. All such insurance policies (except workers’ compensation insurance) shall be endorsed to add Landlord, any Encumbrancer and Landlord’s designated agents as additional insureds with respect to liability arising out of work performed by or for Tenant’s general contractor, to specify that such insurance is primary and that any insurance or self-insurance maintained by Landlord shall not contribute with it, and to provide that coverage shall not be reduced, terminated, cancelled or materially modified except after thirty (30) days prior written notice has been given to Landlord. Landlord may inspect the original policies of such insurance coverage at any time. Upon Landlord’s request, Tenant shall deliver complete certified copies of such policies. Tenant’s general contractor shall furnish Landlord evidence of insurance for its subcontractors as may be reasonably required by Landlord.

(iv) Tenant shall give Landlord at least twenty (20) days’ prior written notice of the date of commencement of any construction on the Premises to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. Tenant shall comply with the requirements of Section 3110.5 of the California Civil Code as the contracting owner, to the extent applicable, and prior to commencement of construction, Tenant shall provide Landlord with evidence of compliance with said statute. Tenant acknowledges that the contractual waiver of the benefits of California Civil Code Section 3110.5 is expressly declared to be against public policy.

(v) Tenant shall promptly commence construction of Alterations, cause such Alterations to be constructed in a good and workmanlike manner and in such a manner and at such times so that any such work shall not disrupt or interfere with the use, occupancy or operations of other tenants or occupants of the Complex, and complete the same with due diligence as soon as possible after commencement. All trash which may accumulate in connection with Tenant’s construction activities shall be removed by Tenant at its own expense from the Premises and the Complex.

(vi) In addition to the foregoing, as a condition of its consent to Alterations hereunder, Landlord may impose any requirements that Landlord, in its sole discretion, considers desirable, including a requirement that Tenant provide Landlord with a surety bond, a letter of credit, or other financial assurance that the cost of the Alterations will be paid when due.

C. Landlord’s Right to Inspect. Landlord shall have the right (but not the obligation) to inspect the construction of Alterations, and to require corrections of faulty construction or any material deviation from the plans for such Alterations as approved by Landlord; provided, however, that no such inspection shall (i) be deemed to create any liability on the part of Landlord, or (ii) constitute a representation by Landlord that the work so inspected conforms with such plans or complies with any applicable laws, or (iii) give rise to a waiver of, or estoppel with respect to, Landlord’s continuing right at any time or from time to time to require the correction of any faulty work or any material deviation from such plans. In addition, under no circumstances shall Landlord be liable to Tenant for any damage, loss, cost or expense incurred by Tenant on account of Tenant’s plans and specifications, Tenant’s contractors, mechanics or engineers, design or construction of any Alteration, or delay in completion of any Alteration.

D. Tenant’s Obligations Upon Completion. Promptly following completion of any Alterations, Tenant shall (i) furnish to Landlord “as-built” drawings and specifications in CAD format showing the Alterations as made and constructed in the Premises, (ii) cause a timely notice of completion to be recorded in the Office of the Recorder of the County of San Mateo in accordance with Civil Code Section 3093 or any successor statute, and (iii) deliver to Landlord evidence of full payment and unconditional final waivers of all liens for labor, services, or materials in excess of Five Thousand Dollars ($5,000.00) in the aggregate.

E. Repairs. If any part of the Building Systems shall be damaged during the performance of Alterations, Tenant shall promptly notify Landlord, and Landlord may elect to repair such damage at Tenant’s expense. Alternatively, Landlord may require Tenant to repair such damage at Tenant’s sole expense using contractors approved by Landlord in Landlord’s sole discretion.

F. Ownership and Removal of Alterations.

(i) All Alterations shall become a part of the Complex and immediately belong to Landlord without compensation to Tenant, unless Landlord consents otherwise in writing; provided, however, that equipment, trade fixtures and movable furniture shall remain the property of Tenant.

(ii) If required by Landlord, Tenant, prior to the expiration of the Term or termination of this Lease, shall, at Tenant’s sole cost and expense, (i) remove any or all Alterations designated for removal by Landlord at the time Landlord approves such Alterations or Minor Alterations if Tenant has not sought Landlord’s approval of such Alterations, (ii) restore the Premises (including the storefront, if the storefront shall have been affected by such Alterations) to the condition existing prior to the installation of such Alterations, and (iii) repair all damage to the Premises or Complex caused by the removal of such Alterations. Tenant shall use a contractor designated by Landlord for such removal and repair. If Tenant fails to remove, restore and repair under this Paragraph, then Landlord may remove such Alterations and perform such restoration and repair, and Tenant shall reimburse Landlord for costs and expenses incurred by Landlord in performing such removal, restoration and repair. Subject to the foregoing provisions regarding removal, all Alterations shall be Landlord’s property and at the expiration of the Term or termination of this Lease shall remain on the Premises without compensation to Tenant.

G. Landlord’s Fee. In connection with installing or removing Alterations, Tenant shall pay Landlord’s actual, out-of-pocket costs and fees for the review of Tenant’s plans, specifications and working drawings, and the administration of the construction, installation or removal of Alterations, and restoration of the Premises to their previous condition. Tenant shall pay the amount of such fees and costs within fifteen (15) days after receipt from Landlord of a statement or invoice therefor.

H. Minor Alterations. Notwithstanding any provision in the foregoing to the contrary, Tenant may construct Minor Alterations in the Premises without Landlord’s prior written consent but with prior notification to Landlord. Before commencing construction of Minor Alterations, Tenant shall submit to Landlord such documentation as Landlord may reasonably require to determine whether Tenant’s proposed Alterations qualify as Minor Alterations. Except to the extent inconsistent with this Paragraph 13.H, Minor Alterations shall otherwise comply with the provisions of this Paragraph 13. All references in this Lease to “Alterations” shall mean and include Minor Alterations, unless specified to the contrary.

14. Surrender of the Premises.

Upon the expiration or earlier termination of the Term, Tenant shall surrender to Landlord the Premises, normal wear and tear, fire or other casualty and Hazardous Material not released by Tenant excepted, with all interior walls of the Premises repaired if damaged, all broken, marred or nonconforming acoustical ceiling tiles of the Premises replaced, all windows washed, the plumbing and electrical systems, and lighting in good order and repair, including replacement of any burned out or broken light bulbs or ballasts, the HVAC equipment serviced and repaired by a reputable and licensed service firm, and all floors cleaned, all to the reasonable satisfaction of Landlord; provided, however, that if Landlord elects to demolish the Building at the expiration of the Term, Tenant shall not be required to repair or restore the Premises as otherwise provided herein. Tenant shall remove from the Premises all of Tenant’s Alterations required to be removed pursuant to Paragraph 13, and all Tenant’s Personal Property, and repair any damage and perform any restoration work caused by such removal. If Tenant fails to remove such Alterations and Tenant’s Personal Property, and such failure continues after the expiration or earlier termination of this Lease, Landlord may retain such Alterations and Tenant’s Property as provided under applicable law or Landlord may place all or any portion of such Alterations and Tenant’s Property in public storage for Tenant’s account. Tenant shall be liable to Landlord for costs of removal of any such Alterations and

Tenant’s Personal Property and storage and transportation costs of same, and the cost of repairing and restoring the Premises, together with interest at the Interest Rate from the date of expenditure by Landlord. If the Premises are not so surrendered at the expiration or earlier termination of this Lease, Tenant shall indemnify Landlord and Landlord’s Agents against all loss or liability, including reasonable attorneys’ fees and costs, resulting from delay by Tenant in so surrendering the Premises. Normal wear and tear, for the purposes of this Lease, shall be construed to mean wear and tear caused to the Premises by a natural aging process which occurs in spite of prudent application of reasonable standards for maintenance, repair and janitorial practices. It is not intended, nor shall it be construed, to include items of neglected or deferred maintenance which would have or should have been attended to during the Term of the Lease if reasonable standards had been applied to properly maintain and keep the Premises at all times in good condition and repair.

15. Impositions and Real Property Taxes.

A. Payment by Tenant. Tenant shall pay all Impositions prior to delinquency. If billed directly, Tenant shall pay such Impositions and concurrently present to Landlord satisfactory evidence of such payments. If any Impositions are billed to Landlord or included in bills to Landlord for Real Property Taxes, then Tenant shall pay to Landlord all such amounts within fifteen (15) days after receipt of Landlord’s invoice therefor. If applicable law prohibits Tenant from reimbursing Landlord for an Imposition, but Landlord may lawfully increase the Monthly Rent to account for Landlord’s payment of such Imposition, the Monthly Rent payable to Landlord shall be increased so that the amount of such increased Monthly Rent, together with any accompanying increases in the Real Property Taxes payable by Tenant with respect to such Imposition, are sufficient to net to Landlord the same return without reimbursement of such Imposition as would have been received by Landlord with reimbursement of such Imposition. In addition, on or before April 10 and December 10 of each year of the Term, Tenant shall pay directly to the San Mateo County assessor the Real Property Taxes for the Premises as set forth on the assessor’s tax bill for the Premises. If, however, the Premises are not a separate parcel for tax purposes but constitute a portion of a larger tax parcel or parcels, the Real Property Taxes payable by Tenant under this Lease shall be a percentage of the Real Property Taxes payable for such parcel or parcels, which percentage shall be determined by dividing the Rentable Area of the Premises by the total Rentable Area of all buildings on such parcel or parcels and multiplying the result by 100, which Real Property Taxes shall be payable by Tenant to Landlord monthly as part of the Common Area Maintenance Costs. Promptly following payment of the Real Property Taxes, Tenant shall provide Landlord with copies of paid receipts or other documentary evidence that the Real Property Taxes have been paid by Tenant. If Tenant fails to pay the Real Property Taxes on or before April 10 and December 10, respectively, or if Tenant fails to pay its share of Real Property Taxes as part of the Common Area Maintenance Costs, Tenant shall pay to Landlord any penalty incurred by such late payment. In addition, Tenant shall pay any Real Property Tax not included within the county tax assessor’s tax bill within ten (10) days after being billed for same by Landlord. The foregoing dates are based on the dates established by the county as the dates on which Real Property Taxes become delinquent if not paid. If such delinquency dates change, the dates on which Tenant must pay the Real Property Taxes for the Premises shall be at least ten (10) days prior to the new delinquency dates. Assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such purposes as fire protection, street, sidewalk, road, utility construction and maintenance, refuse removal and for other governmental services which may formerly have been provided without charge to property owners or occupants. It is the intention of the parties that all new and increased assessments, taxes, fees, levies and charges are to be included within the definition of Real Property Taxes for the purposes of this Lease.

B. Taxes on Tenant Improvements and Personal Property. Tenant shall pay any increase in Real Property Taxes resulting from any and all Alterations and tenant improvements of any kind whatsoever placed in, on or about the Premises for the benefit of, at the request of, or by Tenant. Tenant shall pay prior to delinquency all taxes assessed or levied against Tenant’s Personal Property in, on or about the Premises or elsewhere. When possible, Tenant shall cause its Personal Property to be assessed and billed separately from the Premises and the real property or Personal Property of Landlord.

C. Proration. Tenant’s liability to pay Real Property Taxes shall be prorated on the basis of a 360-day year to account for any fractional portion of a fiscal tax year included at the commencement or expiration of the Term. With respect to any assessments which may be levied against or upon the Premises or on all or any portion of the Project, or which under the laws then in force may be evidenced by improvements or other bonds or may be paid in annual installments, only the amount of such annual installment (with appropriate proration for any partial year) and interest due thereon shall be included within the computation of the annual Real Property Taxes levied against the Premises or such portion of the Project, as applicable.

16. Utilities and Services.

Tenant shall be responsible for and shall pay promptly all charges for water, gas, electricity, telephone, refuse pick-up, janitorial service and all other utilities, materials and services furnished directly to or used by Tenant in, on or about the Premises during the Term, together with any taxes thereon. If any utility, material or service is not separately charged or metered to any portion of the Premises, Tenant shall pay to Landlord, within ten (10) days after written demand therefor as Additional Rent, Tenant’s pro rata share of the total cost thereof as may be determined by Landlord. Landlord shall not be liable in damages or otherwise for any failure or interruption of any utility service or other service furnished to the Premises, except as provided in Paragraph 26.C(ii).

17. Repair and Maintenance.

A. Landlord’s Obligations. Landlord shall keep in good order, condition and repair the structural parts of the Building, which structural parts include only the foundation, subflooring, exterior walls (excluding the interior of all walls and the exterior and interior of all windows, doors, ceilings, and plate glass), and the roof structure of the Building (but not the roof membrane), all unexposed plumbing and electrical facilities, and all gutters and downspouts, except for any damage thereto caused (i) by the negligence or willful acts or omissions of Tenant or of Tenant’s agents, employees or invitees, or (ii) by reason of the failure of Tenant to perform or comply with any terms of this Lease, or (iii) by Alterations made by Tenant or by Tenant’s agents, employees or contractors. Landlord shall be responsible for the costs to maintain and repair such structural parts of the Building except the costs to repair the damage resulting from the causes described in clauses (i), (ii) or (iii) in the preceding sentence for which Tenant shall be responsible. In addition, Landlord shall perform any alterations, additions or improvements required to be made to the Building in order to comply with applicable laws, ordinances, rules, regulations and orders that become effective after the date of this Lease, and all capital improvements required to be made in connection with the operation, maintenance and repair of the Building; provided, however, in accordance with Paragraph 5.C, any and all costs and expenses incurred by Landlord in performing any such alterations, additions, improvements or capital improvements, together with interest at the Interest Rate, shall be amortized over the useful life, as reasonably determined by Landlord, of the alteration, addition, improvement or capital improvement in question and included in Common Area Maintenance Costs for each year over which such costs are amortized. It is an express condition precedent to all obligations of Landlord to repair and maintain that Tenant shall have notified Landlord of the need for such repairs or maintenance. Tenant waives the provisions of Sections 1941 and 1942 of the California Civil Code and any similar or successor law regarding Tenant’s right to make repairs and deduct the expenses of such repairs from the Rent due under this Lease.

Landlord shall keep in good order, condition, repair and maintenance the Building’s HVAC system, any HVAC system exclusively serving any part of the Premises and the roof, and shall maintain an HVAC system preventive maintenance service contract from a qualified vendor for the purpose of maintaining the Building’s HVAC system and any HVAC system exclusively serving any part of the Premises, and a roof maintenance service contract from a qualified vendor for the purpose of maintaining the Building’s roof. Landlord shall determine in its sole reasonable discretion whether any such vendor is qualified. Any and all costs of any maintenance or minor repair of the Building’s HVAC system or the roof (including without limitation the cost of maintaining Building’s HVAC system preventative maintenance contracts and roof maintenance service contracts) shall be included in the Common Area Maintenance Costs for the year in which such cost is incurred. Any and all costs of any maintenance or minor repair of any HVAC system exclusively serving any part of the Premises shall be payable solely by Tenant for the year in which such cost is incurred. Any and all costs of any replacement or major repair of the Building’s HVAC system or the roof, together with interest at the Amortization Rate, shall be amortized on a straight-line basis over the useful life of the item replaced or repaired (as determined by Landlord in its reasonable discretion), and the entire amount of such amortized costs and interest allocable to each month, multiplied by Tenant’s Building Share, shall be included in the monthly Common Area Maintenance Costs payable during the entire period over which such costs are amortized, until Tenant has paid to Landlord that proportion of the total amount of such amortized costs equal to (a) the number of months remaining during the Term as of the date such replacement or major repair was completed, divided by (b) the number of months of the useful life, multiplied by (c) Tenant’s Building Share; provided that in no event shall such proportion exceed one hundred percent (100%). Any and all costs of any replacement or major repair of any HVAC system exclusively serving any part of the Premises shall be payable solely by Tenant in accordance with the foregoing. Repairs to the Building’s HVAC system or the roof shall be deemed to be “minor” if the total aggregate cost of such repairs is less than or equal to Ten Thousand Dollars ($10,000.00), and shall be deemed to be “major” if the total aggregate cost of such repairs exceeds Ten Thousand Dollars ($10,000.00). For the purposes of example only and not by way of limitation, if a replacement of part of the Building’s HVAC system is completed twenty-five (25) months before the end of the

Term, at a cost of Twenty Thousand Dollars ($20,000.00), and the useful life of such replaced part of the HVAC system is fifty (50) months, then (a) the cost of such replacement shall be amortized at the rate of Four Hundred Dollars ($400.00) per month, with interest at the Amortization Rate, and (b) the amount to be included in the monthly Common Area Maintenance Costs payable solely by Tenant for the balance of the Term shall equal Four Hundred Dollars ($400.00), with interest at the Interest Rate, until Tenant has paid to Landlord a total aggregate amount of Three Thousand Dollars ($3,000.00), together with interest at the Interest Rate, towards such amortized costs (i.e., Twenty Thousand Dollars ($20,000.00) multiplied by [Twenty-Five (25) Months divided by Fifty (50) Months], multiplied by Tenant’s Building Share). Tenant shall pay any and all costs of any maintenance or repair of any HVAC system exclusively serving any part of the Premises (including without limitation an equitable portion of the HVAC system preventative maintenance contracts) directly to Landlord within ten (10) days of receipt from Landlord of an invoice of such costs as Additional Rent.

It is the express intent of the parties that except as specifically set forth in this Paragraph 17.A, Landlord shall have no obligation whatsoever to incur any costs or expenses whatsoever with respect to the repair, operation, and maintenance of the Building, and that Tenant shall be responsible for Tenant’s Building Share of all costs and expenses arising from the repair, operation, and maintenance of the Building except those costs and expenses specifically described in this Paragraph 17.A. or exclusively the costs and expense of Tenant as described in this Paragraph 17.A.

B. Tenant’s Obligations. Tenant shall at all times and at its sole cost and expense clean, keep and maintain in good order, condition and repair (and replace, if necessary) every part of the Premises which is not within Landlord’s obligation pursuant to Paragraph 17.A. Tenant’s repair and maintenance obligations shall include without limitation all exposed plumbing and electrical facilities within the Premises, fixtures, interior walls and ceiling, floors, windows, window frames, doors, entrances, plate glass, showcases, skylights, all lighting fixtures, lamps, fans and any exhaust equipment and systems, all mechanical systems (but not the HVAC system), all security systems and alarms, all electrical motors and all other appliances and equipment of every kind and nature located in, upon or about the Building or the Premises. Tenant shall also be responsible for all pest control within the Premises.

C. Conditions Applicable to Repairs. All repairs, replacements and reconstruction made by or on behalf of Tenant or any person claiming through or under Tenant shall be made and performed (i) at Tenant’s sole cost and expense, in a good and workmanlike manner and at such time and in such manner as Landlord may reasonably designate, (ii) by contractors approved in advance by Landlord, (iii) so that the repairs, replacements or reconstruction shall be at least equal in quality, value and utility to the original work or installation, (iv) in accordance with such reasonable requirements as Landlord may impose with respect to insurance and bonds to be obtained by Tenant in connection with the proposed work, and (v) in accordance with any reasonable, non-discriminatory rules and regulations for the Project as may be adopted by Landlord from time to time and in accordance with all applicable laws and regulations of governmental authorities having jurisdiction over the Premises.

D. Landlord’s Rights. If Tenant fails to perform Tenant’s obligations under Paragraph 17.B, Landlord may in its sole discretion give Tenant notice of such work as is reasonably required to fulfill such obligations. If Tenant fails to commence the work within thirty (30) days after receipt of such notice and diligently prosecute the work to completion, then Landlord shall have the right (but not the obligation) to do such acts or expend such funds at the expense of Tenant as are reasonably required to perform such work. Any amount so expended by Landlord shall be paid by Tenant to Landlord promptly after demand with interest at the Interest Rate. Landlord shall have no liability to Tenant for any damage to, or interference with Tenant’s use of, the Premises, or inconvenience to Tenant as a result of performing any such work.

E. Compliance with Governmental Regulations. Tenant shall, at its sole cost and expense, comply with, including the making by Tenant of any Alteration to the Premises, all present and future regulations, rules, laws, ordinances, and requirements of all governmental authorities (including, without limitation state, municipal, county and federal governments and their departments, bureaus, boards and officials) arising from Tenant’s specific use or occupancy of, or applicable to, the Premises, or in connection with Tenant’s enjoyment of the Premises, or the construction and use of any tenant improvements or any Alterations to the Premises made by or on behalf of Tenant. Notwithstanding the foregoing, Landlord, and not Tenant, shall be obligated to make any Alterations to the structural parts of the Building maintained by Landlord pursuant to Paragraph 17.A that are required to comply with any present and future regulations, rules, laws, ordinances, and governmental requirements unless such Alterations to the structural parts of the Building are required solely as a result of any other Alterations to the Building made by Tenant during the Term of this Lease, in which case Tenant shall reimburse Landlord for the cost of any such Alterations to the structural parts of the Building that are required to comply with regulations, rules, laws, ordinances and governmental requirements.

18. Liens.

Tenant shall keep the Building and the Premises free from any liens arising out of any work performed, materials furnished or obligations incurred by or on behalf of Tenant and hereby agrees to indemnify, defend, protect and hold Landlord and Landlord’s Agents harmless from and against any and all loss, claim, damage, liability, cost and expense, including attorneys’ fees and costs, in connection with or arising out of any such lien or claim of lien. Tenant shall cause any such lien imposed to be released of record by payment or posting of a proper bond acceptable to Landlord within ten (10) days after written request by Landlord. Tenant shall give Landlord written notice of Tenant’s intention to perform work on the Premises which might result in any claim of lien at least ten (10) days prior to the commencement of such work to enable Landlord to post and record a Notice of Nonresponsibility or any such other notice(s) as Landlord may deem appropriate. If Tenant fails to so remove any such lien within the prescribed ten 10-day period, then Landlord may do so at Tenant’s expense and Tenant shall reimburse Landlord for such amounts upon demand. Such reimbursement shall include all costs incurred by Landlord including Landlord’s reasonable attorneys’ fees with interest thereon at the Interest Rate.

19. Landlord’s Right to Enter the Premises.

A. Entry of Premises. Landlord and its authorized agents, employees, and contractors may enter the Premises at any time and from time to time during normal business hours or at any time in the event of an emergency to: (i) inspect the same; (ii) determine Tenant’s compliance with its obligations hereunder; (iii) exhibit the same to prospective purchasers, lenders or tenants; (iv) supply any services to be provided by Landlord hereunder; (v) post notices of nonresponsibility or other notices permitted or required by law; (vi) make repairs, improvements or alterations, or perform maintenance in or to, the Premises or any other portion of the Project, including the Building Systems; and (vii) perform such other functions as Landlord deems reasonably necessary or desirable. Landlord may also grant access to the Premises to government or utility representatives and bring and use on or about the Premises such equipment as Landlord deems reasonably necessary to accomplish the purposes of Landlord’s entry under this Paragraph 19.A. Landlord shall have and retain keys with which to unlock all of the doors in or to the Premises, and Landlord shall have the right to use any and all means which Landlord may deem proper in an emergency in order to obtain entry to the Premises, including secure areas.

B. Waiver of Claims. Tenant acknowledges that Landlord, in connection with Landlord’s activities under this Paragraph 19, may, among other things, erect scaffolding or other necessary structures in the Premises and/or the Project, limit or eliminate access to portions of the Project, including portions of the Common Areas, or perform work in the Premises and/or the Project, which work may create noise, dust, vibration, odors or leave debris in the Premises and/or the Project. Tenant hereby agrees that Landlord’s activities under this Paragraph 19 shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall not be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from Landlord’s activities under this Paragraph 19 or the performance of Landlord’s obligations under this Lease, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from Landlord’s activities hereunder, or for any inconvenience or annoyance occasioned by such activities.

20. Signs.

Subject to Tenant obtaining all necessary approvals from the City of Redwood City and subject to Landlord’s review and approval of plans and specifications for any proposed signage, which approval may be withheld in Landlord’s sole discretion, Tenant shall have the right to install identification signage with its corporate name and logo on (a) the Broadway monument sign, (b) the lobby-entry door to the Premises and (c) the lobby directory located in the lower level of the Building, so long as such signage, in each case, complies with Landlord’s project sign program. Tenant shall have no right to maintain any Tenant identification sign in any other location in, on or about the Building or the Premises and shall not display or erect any other Tenant identification sign, display or other advertising material that is visible from the exterior of the Building. Any changes to the size, design, color or other physical aspects of Tenant’s identification sign(s) shall be subject to the Landlord’s prior written approval, which may be withheld in Landlord’s sole discretion, and any appropriate municipal or other governmental approvals. The cost of Tenant’s sign(s) and their installation, maintenance and removal shall be Tenant’s sole cost and expense. If Tenant fails to maintain its sign(s), or, if Tenant fails to remove its sign(s) upon termination of this Lease, Landlord may do so at Tenant’s expense and the amounts expended by Landlord in doing so shall be payable by Tenant to Landlord as

Additional Rent within ten (10) days after Landlord has delivered written notice to Tenant demanding payment of such amount.

21. Insurance.

A. Indemnification.

(i) Tenant hereby agrees to defend, indemnify, protect and hold harmless Landlord and Landlord’s Agents from and against any and all damage, loss, cost, claim, liability or expense including reasonable attorneys’ fees and legal costs, suffered directly or by reason of any claim, suit or judgment brought by or in favor of any person or persons for damage, loss or expense due to, but not limited to, bodily injury and property damage sustained by such person or persons which arises out of, is occasioned by or is in any way attributable to the use or occupancy of the Premises or any part thereof and adjacent areas by Tenant, the acts or omissions of the Tenant, its agents, employees or any contractors brought onto the Premises by Tenant, except to the extent caused by the negligence or willful misconduct of Landlord or Landlord’s Agents. Tenant agrees that the obligations assumed herein shall survive this Lease. Tenant’s obligations under this Paragraph 21.A.(i) are subject to the following conditions: (i) Tenant is promptly notified in writing of any such claim (s); (ii) Tenant shall have the right to control the defense of such claim(s) and any settlement negotiations, provided, however, that no action may be taken by Tenant which may materially and adversely affect Landlord’s rights or obligations without Landlord’s consent; and (iii) Landlord shall cooperate with Tenant in the defense and/or settlement of such claim(s). Notwithstanding the foregoing, Landlord shall have the right, in its reasonable discretion, but without being required to do so, to defend, adjust, settle or compromise any claim, obligation, debt, demand, suit or judgment against Landlord arising out of or in connection with the matters covered by the foregoing indemnity and, in such event, Tenant shall reimburse Landlord for all reasonable charges and expenses incurred by Landlord in connection therewith, including reasonable attorneys’ fees; provided, however, that Landlord shall not undertake any unilateral action or settlement so long as Tenant or an insurance company, at its or their sole expense, is contesting in good faith, diligently and with continuity such claim, action, obligation, demand or suit, and so long as such claim, action, obligation, demand or suit does not have or threaten to have a material adverse impact on Landlord’s assets, reputation or business affairs.

(ii) Landlord hereby agrees to defend, indemnify, protect and hold harmless Tenant from and against any and all damage, loss, cost, claim, liability or expense, including reasonable attorneys’ fees and legal costs, suffered directly or by reason of any claim, suit or judgment brought by or in favor of any person or persons for damage, loss or expense due to, but not limited to, bodily injury and property damage sustained by such person or persons which arises out of, is occasioned by or is in any way attributable to the acts or omissions of Landlord, Landlord’s Agents, or any contractors brought onto the Premises by Landlord, except to the extent caused by the negligence or willful misconduct of Tenant, its agents, employees or contractors. Landlord agrees that the obligations assumed herein shall survive this Lease. Landlord’s obligations under this Paragraph 21.A.(ii) are subject to the following conditions: (i) Landlord is promptly notified in writing of any such claim(s); (ii) Landlord shall have the right to control the defense of such claim(s) and any settlement negotiations, provided, however, that no action may be taken by Landlord which may materially and adversely affect Tenant’s rights or obligations without Tenant’s consent; and (iii) Tenant shall cooperate with Landlord in the defense and/or settlement of such claim(s). Notwithstanding the foregoing, Tenant shall have the right, in its sole discretion, but without being required to do so, to defend, adjust, settle or compromise any claim, obligation, debt, demand, suit or judgment against Tenant arising out of or in connection with the matters covered by the foregoing indemnity and, in such event, Landlord shall reimburse Tenant for all reasonable charges and expenses incurred by Tenant in connection therewith, including reasonable attorneys’ fees; provided, however, that Tenant shall not undertake any unilateral action or settlement so long as Landlord or an insurance company, at its or their sole expense, is contesting in good faith, diligently and with continuity such claim, action, obligation, demand or suit, and so long as such claim, action, obligation, demand or suit does not have or threaten to have a material adverse impact on Tenant’s assets, reputation or business affairs.

B. Tenant’s Insurance. Tenant agrees to maintain in full force and effect at all times during the Term, at its sole cost and expense, for the protection of Tenant and Landlord, as their interests may appear, policies of insurance issued by a responsible carrier or carriers acceptable to Landlord which afford the following coverages:

(i) Commercial general liability insurance in an amount not less than Three Million and 00/100 Dollars ($3,000,000.00) combined single limit for both bodily injury and property damage which includes blanket contractual liability broad form property damage, personal injury, completed operations, and products liability, which policy shall name Landlord and Landlord’s Agents as additional insureds and shall contain a provision that “the insurance provided Landlord hereunder shall be primary and non-contributing with any other insurance available to Landlord with respect to any damage, loss, liability or expense covered by Tenant’s indemnity obligations under Paragraph 21.A.(i) of the Lease.”

(ii) Causes of loss special form property insurance (including, without limitation, vandalism, malicious mischief, inflation endorsement, and sprinkler leakage endorsement) on Tenant’s Personal Property located on or in the Premises. Such insurance shall be in the full amount of the replacement cost, as the same may from time to time increase as a result of inflation or otherwise. As long as this Lease is in effect, the proceeds of such policy shall be used for the repair and replacement of such items so insured. Landlord shall have no interest in the insurance proceeds on Tenant’s Personal Property. Notwithstanding the foregoing, Tenant shall have the right, at its election, to self-insure with respect to any loss or damage to Tenant’s Personal Property.

(iii) Boiler and machinery insurance, including steam pipes, pressure pipes, condensation return pipes and other pressure vessels and HVAC equipment, including miscellaneous electrical apparatus, in an amount satisfactory to Landlord.

C. Premises Insurance. During the Term Landlord shall maintain causes of loss-special form property insurance (including inflation endorsement, sprinkler leakage endorsement, and, at Landlord’s option, earthquake and flood coverage) on the Building, excluding coverage of all Tenant’s Personal Property located on or in the Premises. Such insurance shall also include insurance against loss of rents, including, at Landlord’s option, coverage for earthquake and flood, in an amount equal to the Monthly Rent and Additional Rent, and any other sums payable under the Lease, for a period of at least twelve (12) months commencing on the date of loss. The amount of coverage of Landlord’s insurance hereunder shall be determined by Landlord from time to time in its reasonable discretion but the property insurance shall not be less than 100% of full replacement value of the Building. Such insurance shall name Landlord and Landlord’s Agents as named insureds and include a lender’s loss payable endorsement in favor of Landlord’s lender (Form 438 BFU Endorsement). Tenant shall reimburse Landlord monthly, as Additional Rent, for Tenant’s Building Share of one-twelfth (12th) of the annual cost of such insurance on the first day of each calendar month of the Term, prorated for any partial month, or on such other periodic basis as Landlord shall elect. If the insurance premiums are increased after the Commencement Date for any reason, including without limitation due to an increase in the value of the Building or its replacement cost, or due to Tenant’s use of the Premises or any improvements installed by Tenant, Tenant shall pay for Tenant’s Building Share of such increase within ten (10) days of notice of such increase. Landlord may, in its sole discretion, maintain the insurance coverage described in this Paragraph 21.C as part of an umbrella insurance policy covering other properties owned by Landlord.

D. Increased Coverage. Upon thirty (30) days prior written notice, Tenant shall provide Landlord, at Tenant’s expense, with such reasonable increased amount of existing insurance, and such other insurance as Landlord or Landlord’s lender may reasonably require to afford Landlord and Landlord’s lender adequate protection; provided, however, that Tenant shall not be required under this Paragraph 21.D to increase the amount of its existing insurance more frequently than once during each calendar year, and shall not be required under this Paragraph 21.D to provide additional insurance coverage more frequently than once during each calendar year.

E. Failure to Maintain. If Tenant fails to maintain any insurance coverage that Tenant is required to maintain under this Paragraph 21, and Landlord incurs any liability to its insurance carrier arising out of Tenant’s failure to so maintain such insurance coverage, then any and all loss or damage Landlord shall sustain by reason thereof, including attorneys’ fees and costs, shall be borne by Tenant and shall be immediately paid by Tenant upon its receipt of a bill therefor and evidence of such loss. Nothing contained in this Paragraph 21.E shall be deemed to limit or affect any other remedies or rights available to Landlord under this Lease that arise from Tenant’s failure to so maintain such insurance coverage.

F. Insurance Requirements. All insurance shall be in a form satisfactory to Landlord and shall be carried in companies that have a general policy holder’s rating of not less than “A” and a financial rating of not less than Class “X” in the most current edition of Best’s Insurance Reports; and shall provide that such policies shall not be subject to material alteration or cancellation except after at least thirty (30) days prior written notice to Landlord. The policy or policies, or duly executed certificates for them, together with satisfactory evidence of payment of the premiums thereon shall be deposited with Landlord prior to the Commencement Date, and upon renewal of such policies, not less than ten (10) days prior to the expiration of the term of such coverage. The insurance required to be carried by Tenant may be effected by blanket or umbrella policies issued to Tenant covering the Premises and other properties owned or leased by Tenant, provided that such policies otherwise comply with the provisions of this Lease and allocate to the Premises the specified coverage, without possibility of deduction or co-insurance by reason of, or damage to, any other premises named therein. If any insurance coverages required by this Lease are provided by blanket or umbrella policies, Tenant shall furnish Landlord with certificates of insurance showing the insurance afforded by such policies applicable to the Premises, endorsed to include Landlord and any mortgagees, property managers and other parties as Landlord may specify from time to time, as the case may be, as additional insureds. If Tenant fails to procure and maintain the insurance it is required to maintain under this Paragraph 21, Landlord may, but shall not be required to, order such insurance at Tenant’s expense and Tenant shall reimburse Landlord therefor. Such reimbursement shall include all costs incurred by Landlord in obtaining such insurance including Landlord’s reasonable attorneys’ fees, with interest thereon at the Interest Rate.

G. Landlord’s Disclaimer. Landlord and Landlord’s Agents shall not be liable for any loss or damage to persons or property resulting from fire, explosion, falling plaster, glass, tile or sheetrock, steam, gas, electricity, water or rain which may leak from any part of the Building or from the pipes, appliances or plumbing works therein or from the roof, street or subsurface, or from any other cause whatsoever, including loss or reduction in utilities, except to the extent caused by the negligence or willful misconduct of Landlord. Landlord and Landlord’s Agents shall not be liable for any latent defect in the Premises. Tenant shall give prompt written notice to Landlord in case of a casualty or accident occurring, or any repair needed, in the Premises.

22. Waiver of Subrogation.

Landlord and Tenant each hereby waive all rights of recovery against the other on account of loss or damage occasioned by such waiving party to its property or the property of others under its control, to the extent that such loss or damage would be covered by any causes of loss-special form policy of insurance or its equivalent. Tenant and Landlord shall, upon obtaining policies of insurance required hereunder, give notice to the insurance carrier that the foregoing mutual waiver of subrogation is contained in this Lease and Tenant and Landlord shall cause each insurance policy obtained by such party to provide that the insurance company waives all right of recovery by way of subrogation against either Landlord or Tenant in connection with any damage covered by such policy.

23. Damage or Destruction.

A. Landlord’s Obligation to Rebuild. If all or any part of the Building is damaged or destroyed, Landlord shall promptly and diligently repair the same unless it has the right to terminate this Lease as provided herein and it elects to so terminate.

B. Right to Terminate. Landlord shall have the right to terminate this Lease in the event any of the following events occur:

(i) Insurance proceeds from the insurance Landlord is required to carry pursuant to Paragraph 21.C are not available to pay one hundred percent (100%) of the cost of such repair, excluding the deductible for which Tenant shall be responsible;

(ii) The Building cannot, with reasonable diligence, be fully repaired by Landlord within one hundred eighty (180) days after the date of the damage or destruction; or

(iii) The Building cannot be safely repaired because of the presence of hazardous factors, including, but not limited to, earthquake faults, radiation, Hazardous Materials and other similar dangers.

If Landlord elects to terminate this Lease, Landlord may give Tenant written notice of its election to terminate within thirty (30) days after such damage or destruction, and this Lease shall terminate fifteen (15) days after the date Tenant receives such notice and both Landlord and Tenant shall be released of all further liability under this Lease (except to the extent any provision of this Lease expressly survives termination). If Landlord elects not to terminate the Lease, subject to Tenant’s termination right set forth below, Landlord shall promptly commence the process of obtaining necessary permits and approvals and repair of the Building as soon as practicable, and this Lease will continue in full force and affect. All insurance proceeds from insurance under Paragraph 21, excluding proceeds for Tenant’s Personal Property, shall be disbursed and paid to Landlord. Tenant shall be required to pay to Landlord the amount of any deductibles payable in connection with any insured casualties, unless the casualty was caused by the sole negligence or willful misconduct of Landlord.

Tenant shall have the right to terminate this Lease if the Building cannot, with reasonable diligence, be fully repaired within two hundred seventy (270) days from the date of damage or destruction. The determination of the estimated repair periods in this Paragraph 23 shall be made by an independent, licensed contractor or engineer within thirty (30) days after such damage or destruction. Landlord shall deliver written notice of the repair period to Tenant after such determination has been made and Tenant shall exercise its right to terminate this Lease, if at all, within ten (10) business days of receipt of such notice from Landlord. Upon such termination both Landlord and Tenant shall be released of all further liability under this Lease (except to the extent any provision of this Lease expressly survives termination).

C. Limited Obligation to Repair. Landlord’s obligation, should it elect or be obligated to repair or rebuild, shall be limited to the basic Building and shall not include any Alterations made by Tenant.

D. Abatement of Rent. Rent shall be temporarily abated proportionately, during any period when, by reason of such damage or destruction there is substantial interference with Tenant’s use of the Premises, having regard to the extent to which Tenant may be required to discontinue Tenant’s use of the Premises. Such abatement of Rent shall be proportional to the extent of such interference with Tenant’s use of the Premises reasonably attributable to such damage or destruction (with the extent of such interference to be reasonably determined by the mutual agreement of Landlord and Tenant), and shall commence upon such damage or destruction and end upon substantial completion by Landlord of the repair or reconstruction which Landlord is obligated or undertakes to perform. Tenant shall not be entitled to any compensation or damages from Landlord for loss of the use of the Premises, damage to Tenant’s Personal Property or any inconvenience occasioned by such damage, repair or restoration. Tenant hereby waives the provisions of Section 1932, Subdivision 2, and Section 1933, Subdivision 4, of the California Civil Code, and the provisions of any similar law hereinafter enacted.

E. Damage Near End of Term. Anything herein to the contrary notwithstanding, if the Building is destroyed or materially damaged during the last twelve (12) months of the Term, then either Landlord or Tenant may, at its option, cancel and terminate this Lease as of the date of the occurrence of such damage, by delivery of written notice to the other party and, in such event, upon such termination both Landlord and Tenant shall be released of all further liability under this Lease (except to the extent any provision of this Lease expressly survives termination). If neither Landlord nor Tenant elects to terminate this Lease, the repair of such damage shall be governed by Paragraphs 23.A and 23.B.

24. Condemnation.

If title to all of the Premises is taken for any public or quasi-public use under any statute or by right of eminent domain, or so much thereof is so taken so that reconstruction of the Premises will not, in Landlord’s reasonable discretion, result in the Premises being reasonably suitable for Tenant’s continued occupancy for the uses and purposes permitted by this Lease, this Lease shall terminate as of the date that possession of the Premises or part thereof is taken, and upon such termination both Landlord and Tenant shall be released of all further liability under this Lease (except to the extent any provision of this Lease expressly survives termination). A sale by Landlord to any authority having the power of eminent domain, either under threat of condemnation or while condemnation proceedings are pending, shall be deemed a taking under the power of eminent domain for all purposes of this Paragraph 24.

If any part of the Premises is taken and the remaining part is reasonably suitable for Tenant’s continued occupancy for the purposes and uses permitted by this Lease, this Lease shall, as to the part so taken, terminate as of the date that possession of such part of the Premises is taken, and upon such termination both Landlord and Tenant shall be released of all further liability under this Lease with respect to that portion of the Premises that is taken (except to the extent any provision of this Lease expressly survives termination). The Rent and other sums payable hereunder shall be reduced in the same proportion that Tenant’s use and occupancy of the Premises is reduced. If any portion of the Common Area is taken, Tenant’s Rent shall be reduced only if such taking materially interferes with Tenant’s use of the Common Area and then only to the extent that the fair market rental value of the Premises is diminished by such partial taking. If the parties disagree as to the amount of Rent reduction, the matter shall be resolved by arbitration and such arbitration shall comply with and be governed by the California Arbitration Act, Sections 1280 through 1294.2 of the California Code of Civil Procedure. Each party hereby waives the provisions of Section 1265.130 of the California Code of Civil Procedure allowing either party to petition the Superior Court to terminate this Lease in the event of a partial taking of the Premises.

All compensation or damages awarded or paid for any taking hereunder shall belong to and be the property of Landlord, whether such compensation or damages are awarded or paid as compensation for diminution in value of the leasehold, the fee or otherwise, except that Tenant shall be entitled to any award allowed to Tenant for the taking of Tenant’s Personal Property, for the interruption of Tenant’s business, for its moving costs, or for the loss of its good will. Except for the foregoing allocation, no award for any partial or entire taking of the Premises shall be apportioned between Landlord and Tenant, and Tenant assigns to Landlord its interest in the balance of any award which may be made for the taking or condemnation of the Premises, together with any and all rights of Tenant arising in or to the same or any part thereof.

25. Assignment and Subletting.

A. Landlord’s Consent. Tenant shall not enter into a Sublet without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Any attempted or purported Sublet without Landlord’s prior written consent shall be void and confer no rights upon any third person and, at Landlord’s election, shall terminate this Lease. Each Subtenant shall agree in writing, for the benefit of Landlord, to assume, to be bound by, and to perform the terms, conditions and covenants of this Lease to be performed by Tenant, as such terms, conditions and covenants apply to the Sublet premises. Notwithstanding anything contained herein, Tenant shall not be released from liability for the performance of each term, condition and covenant of this Lease by reason of Landlord’s consent to a Sublet unless Landlord specifically grants such release in writing.

B. Tenant’s Notice. If Tenant desires at any time to Sublet all or any portion of the Premises, Tenant shall first notify Landlord in writing of its desire to do so. Within twenty (20) days after Landlord’s receipt of Tenant’s notice, Landlord may elect to terminate this Lease with respect to that portion of the Premises that Tenant proposes to Sublet. In such event, Landlord and Tenant shall negotiate in good faith the effective date of such termination and Tenant shall be released of all further liability under this Lease with respect to the portion of the Premises for which this Lease is terminated (except to the extent any provision of this Lease expressly survives termination).

C. Information to be Furnished. If Landlord elects not to terminate this Lease with respect to the portion of the Premises that Tenant desires to Sublet, then Tenant shall submit in writing to Landlord: (i) the name of the proposed Subtenant; (ii) the nature of the proposed Subtenant’s business to be carried on in the Premises; (iii) the terms and provisions of the proposed Sublet and a copy of the proposed form of Sublet agreement containing a description of the subject premises; and (iv) such financial information, including financial statements, as Landlord may reasonably request concerning the proposed Subtenant.

D. Landlord’s Alternatives. At any time within ten (10) days after Landlord’s receipt of the information specified in Paragraph 25.D., Landlord may, by written notice to Tenant, elect: (i) to consent to the Sublet by Tenant; or (ii) to withhold its consent to the Sublease provided that such consent is not unreasonably withheld, conditioned or delayed. If Landlord consents to the Sublet, Tenant may thereafter enter into a valid Sublet of the Premises or applicable portion thereof, upon the terms and conditions and with the proposed Subtenant set forth in the information furnished by Tenant to Landlord, subject, however, at Landlord’s election, to the condition that fifty percent (50%) of any excess of the Subrent over the Rent required to be paid by Tenant under this Lease (or, if only a portion of the Premises is Sublet, the pro rata share of the Rent attributable to the portion of the Premises being Sublet) less reasonable attorneys’ fees, leasing commissions, and other reasonable subletting costs (but not including the cost of any interior improvements) paid by Tenant on the Sublet, shall be paid to Landlord.

E. Proration. If a portion of the Premises is Sublet, the pro rata share of the Rent attributable to such partial area of the Premises shall be determined by Landlord by dividing the Rent payable by Tenant hereunder by the total square footage of the Premises and multiplying the resulting quotient (the per square foot rent) by the number of square feet of the Premises which are Sublet.

F. Parameters of Landlord’s Consent. Landlord shall have the right to base its consent to any Sublet hereunder upon such factors and considerations as Landlord reasonably deems relevant or material to the proposed Sublet and the best interest of the Project’s operations. Without limiting the generality of the foregoing, Tenant acknowledges that it shall be reasonable for Landlord to withhold its consent to any Sublet hereunder if Tenant has not demonstrated that (i) the proposed Subtenant is financially responsible, with sufficient net worth and net current assets, to properly and successfully operate its business in the Premises and meet the financial and other obligations of this Lease; (ii) the proposed Subtenant possesses sound and good business judgment, reputation and experience, and proven management skills in the operation of a business or businesses substantially similar to the uses permitted in the Premises under Paragraph 11.A; and (iii) the use of the Premises proposed by such Subtenant conforms to the permitted uses specified under Paragraph 11.A, and involves either no Hazardous Use or only such Hazardous Use as shall be acceptable to Landlord in its sole discretion.

G. Permitted Transfers. Notwithstanding the provisions of Paragraph 25.A above, Tenant shall have the right to assign its entire interest under this Lease, and Landlord shall not withhold its consent thereto (provided that all of the conditions set forth in clauses (A) and (B) below shall be met), if such assignment is one of the following “Permitted Transfers”: (i) an assignment to a corporation that is controlled by, controls, or is under common control with Tenant; or (ii) an assignment in connection with the non-bankruptcy reorganization or merger of the corporate entity constituting the Tenant under this Lease, where either (x) the shareholders of the Tenant originally named in this Lease control (i.e., own fifty-one percent (51%) or more of the voting stock of) the reorganized or surviving entity, or (y) as of the effective date of such assignment, the reorganized or surviving entity has a net worth equal to or greater than the net worth the Tenant originally named under this Lease had as of the date of this Lease or has prior to the date of the Permitted Transfer, whichever is greater. However, the foregoing Permitted Transfers shall be exempt from the requirement of Landlord’s consent only if all of the following conditions shall be met: (A) there shall be no change in the use or operation of the Premises; and (B) Tenant shall have provided to Landlord all information to allow Landlord to determine, and Landlord shall have determined, that the proposed transfer is a Permitted Transfer which is exempt from the requirement of Landlord’s consent. No transfer of the type described in this Paragraph 25.G, or any other transfer, shall release Tenant of its obligations under this Lease.

26. Default.

A. Tenant’s Default. A default under this Lease by Tenant shall exist if any of the following occurs:

(i) If Tenant fails to pay when due any Rent or any other sum required to be paid hereunder within five (5) days from the date of Landlord’s written notice to Tenant

(which notice shall constitute the notice required under California Code of Civil Procedure Section 1161) that such Rent or other sum is due; or

(ii) If Tenant fails to perform any term, covenant or condition of this Lease except those requiring the payment of money, and Tenant fails to cure such breach within thirty (30) days after written notice from Landlord where such breach could reasonably be cured within such 30-day period; provided, however, that where such failure could not reasonably be cured within the 30-day period, that Tenant shall not be in default if it commences such performance within the 30-day period and diligently thereafter prosecutes the same to completion; or

(iii) If Tenant assigns its assets for the benefit of its creditors; or

(iv) If the sequestration or attachment of or execution on any material part of Tenant’s Personal Property essential to the conduct of Tenant’s business occurs, and Tenant fails to obtain a return or release of such Tenant’s Personal Property within thirty (30) days thereafter, or prior to sale pursuant to such sequestration, attachment or levy, whichever is earlier; or

(v) If Tenant abandons the Premises as determined under applicable California law; or

(vi) If a court makes or enters any decree or order other than under the bankruptcy laws of the United States adjudging Tenant to be insolvent; or approving as properly filed a petition seeking reorganization of Tenant; or directing the winding up or liquidation of Tenant and such decree or order shall have continued for a period of sixty (60) days.

B. Remedies. Upon a default, Landlord shall have the following remedies, in addition to all other rights and remedies provided by law or otherwise provided in this Lease, to which Landlord may resort cumulatively or in the alternative:

(i) Landlord may continue this Lease in full force and effect, and this Lease shall continue in full force and effect as long as Landlord does not terminate this Lease, and Landlord shall have the right to collect Rent when due.

(ii) Landlord may terminate Tenant’s right to possession of the Premises at any time by giving written notice to that effect, and relet the Premises or any part thereof. Tenant shall be liable immediately to Landlord for all costs Landlord incurs in reletting the Premises or any part thereof, including, without limitation, broker’s commissions, expenses of cleaning and redecorating the Premises required by the reletting and like costs. Reletting may be for a period shorter or longer than the remaining term of this Lease. No act by Landlord other than giving written notice of termination to Tenant shall terminate this Lease. Neither acts of maintenance, nor efforts to relet the Premises, nor the appointment of a receiver on Landlord’s initiative to protect Landlord’s interest under this Lease shall constitute a termination of Tenant’s right to possession. On termination, Landlord has the right to remove all Tenant’s Personal Property and store the same at Tenant’s sole cost and expense and to recover from Tenant as damages:

(a) The worth at the time of award of the unpaid Rent and other sums due and payable which had been earned at the time of termination; plus

(b) The worth at the time of award of the amount by which the unpaid Rent and other sums due and payable which would have been payable after termination until the time of award exceeds the amount of such Rent loss that Tenant proves could have been reasonably avoided; plus

(c) The worth at the time of award of the amount by which the unpaid rent and other sums due and payable for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant proves could be reasonably avoided; plus

(d) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease, or which, in the ordinary course of things, would be likely to result therefrom, including, without limitation, any costs or expenses incurred by Landlord: (i) in retaking possession of the Premises; (ii) in maintaining, repairing, preserving, restoring, replacing, cleaning, altering or rehabilitating the Premises or any portion thereof, including such acts for reletting to a new tenant or tenants; (iii) for leasing commissions; or (iv) for any other costs necessary or appropriate to relet the Premises; plus

(e) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by the laws of the State of California.

The “worth at the time of award” of the amounts referred to in Paragraphs 26.B.(ii)(a) and 26.B.(ii)(b) is computed by allowing interest at the Interest Rate on the unpaid rent and other sums due and payable from the termination date through the date of award. The “worth at the time of award” of the amount referred to in Paragraph 26.B.(ii)(c) is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%). Tenant waives redemption or relief from forfeiture under California Code of Civil Procedure Sections 1174 and 1179, or under any other present or future law, in the event Tenant is evicted or Landlord takes possession of the Premises by reason of any default of Tenant hereunder.

(iii) Landlord may, with or without terminating this Lease, re-enter the Premises and remove all persons and property from the Premises, so long as Landlord gives Tenant advance written notice of its intent to so re-enter the Premises; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant. No reentry or taking possession of the Premises by Landlord pursuant to this Paragraph 26.B.(iii) shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Tenant.

C. Landlord’s Default.

(i) Notice and Cure Right. Subject to Paragraphs 26.C(ii) and (iii), Landlord shall not be deemed to be in default in the performance of any obligation required to be performed by it hereunder unless and until it has failed to perform such obligation within thirty

(30) days after receipt of written notice by Tenant to Landlord specifying the nature of such default; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be deemed to be in default if it shall commence such performance within such 30-day period and thereafter diligently prosecute the same to completion.

(ii) Abatement Condition. If solely as a result of Landlord’s gross negligence or willful misconduct, Landlord fails to provide an Essential Service (as hereinafter defined) which Landlord is required to provide to the Premises pursuant to the terms of this Lease (an “Abatement Condition”), which prevents Tenant from occupying all or a material portion of the Premises (the “Abatement Space”), then Tenant may elect, by notice to Landlord, to have Monthly Rent and Tenant’s Percentage Share of Common Area Maintenance Costs abate, subject to the following additional conditions having been satisfied in each instance:

(a) With respect to the Abatement Condition in question, Tenant shall have given notice to Landlord of the occurrence thereof, which notice shall designate the cause or suspected cause of the Abatement Condition, if known to Tenant, and the portion of the Premises which is not usable by Tenant, and the Abatement Condition in question shall have continued after Tenant has given such notice for a period of not less than seven (7) consecutive days; and

(b) Tenant, solely because of the occurrence of the Abatement Condition, shall have actually vacated the Abatement Space for not less than seven (7) consecutive days after giving its notice to Landlord of the Abatement Condition.

If, with respect to the Abatement Condition in question, the conditions of this Paragraph 26.C(ii) are fulfilled, then Monthly Rent and Tenant’s Percentage Share of Common Area Maintenance shall abate, in the proportion that the Rentable Area of the Abatement Space actually vacated bears to the rentable square foot area of the Premises, for a period equal to the lesser of (A) the period during which Tenant has actually vacated the Abatement Space, or (B) the period of time between Tenant’s having vacated the Abatement Space and the date Tenant receives notice from Landlord that the Abatement Condition has been cured, provided that such time periods shall not commence to run until the day after Tenant gives Landlord notice of the Abatement Condition as required above. For purposes of this Paragraph 26.C(ii), vacation of the Abatement Space shall not require Tenant to remove furniture, fixtures or equipment. Tenant shall be deemed to have vacated the Abatement Space if, due to the Abatement Condition, the Abatement Space is not occupiable by Tenant, and Tenant does not in fact conduct any business in or use the Abatement Space. Tenant agrees that furnishing Landlord with notice of the Abatement Condition shall be an election of remedies, and Tenant shall be deemed to have waived any other rights against Landlord at law or in equity, including, but not limited to, an action for money damages in connection with the Abatement Condition in question. For purposes hereof, an “Essential Service” shall mean the standard services to be provided by the heating, ventilation and air conditioning systems, life safety systems, mechanical systems, plumbing and waste disposal systems and electrical systems to the extent Landlord is required to provide such services to the Premises pursuant to the terms of this Lease

(iii) Failure to Pay Construction Allowance. If (a) Tenant shall have properly submitted a request for disbursement of the Construction Allowance or Fixturing Allowance pursuant to the terms of the Work or tenant improvement allowance pursuant to Paragraphs 2.B(i) or 2.C(ii) (the “Expansion Allowance”), (b) Landlord shall not have sent written notice within thirty (30) days after receipt of Tenant’s disbursement request disputing Tenant’s right to receive all or any portion of the Construction Allowance, Fixturing Allowance or Expansion Allowance so requested, including the reasons for such dispute; (c) Landlord shall have failed to pay all or any portion of the Construction Allowance, Fixturing Allowance or Expansion Allowance requested within sixty (60) days after Tenant’s request for disbursement, and (d) such failure shall have continued for an additional period of ten (10) days after written notice of Landlord’s failure to pay within such sixty-day period, Tenant shall have the right to deduct the amount of any unpaid Construction Allowance, Fixturing Allowance or Expansion Allowance from Monthly Rent thereafter becoming due and payable under the Lease.

27. Subordination.

This Lease is or may become subject and subordinate to underlying leases, mortgages and deeds of trust (collectively, “Encumbrances”) which may now affect the Premises, and to all renewals, modifications, consolidations, replacements and extensions thereof; provided, however, if the holder or holders of any such Encumbrance (collectively, “Holder”) shall require that this Lease be prior and superior thereto, within fifteen (15) days of written request of Landlord to Tenant, Tenant shall execute, have acknowledged and deliver any and all documents or instruments, in the form presented to Tenant, which Landlord or Holder deems reasonably necessary or desirable for such purposes. Landlord shall have the right to cause this Lease to be and become and remain subject and subordinate to any and all Encumbrances which are now or may hereafter be executed covering the Premises or any renewals, modifications, consolidations, replacements or extensions thereof, for the full amount of all advances made or to be made thereunder and without regard to the time or character of such advances, together with interest thereon and subject to all the terms and provisions thereof; provided only, that in the event of termination of any such lease or upon the foreclosure of any such mortgage or deed of trust, so long as Tenant is not in default beyond applicable notice and cure periods, Holder agrees to recognize Tenant’s rights under this Lease as long as Tenant shall pay the Rent and observe and perform all the provisions of this Lease to be observed and performed by Tenant. Within fifteen (15) days after Landlord’s written request, Tenant shall execute any and all documents required by Landlord or the Holder to make this Lease subordinate to any lien of the Encumbrance, including without limitation a Subordination, Non-Disturbance and Attornment Agreement substantially in the form attached hereto as Exhibit D. If Tenant fails to do so, it shall be deemed that this Lease is subordinated to such Encumbrance.

Notwithstanding anything to the contrary set forth in this Paragraph 27, Tenant hereby attorns and agrees to attorn to any entity purchasing or otherwise acquiring the Premises at any sale or other proceeding or pursuant to the exercise of any other rights, powers or remedies under such Encumbrance provided that the purchaser recognizes Tenant’s rights under this Lease as long as Tenant shall pay the Rent and observe and perform all the provisions of this Lease to be observed and performed by Tenant.

28. Notices.

Any notice or demand required or desired to be given under this Lease shall be in writing and shall be personally served or in lieu of personal service may be given by certified mail, facsimile, or overnight courier service. All notices or demands under this Lease shall be deemed given, received, made or communicated on the date personal delivery is effected; or, if sent by certified mail, on the delivery date or attempted delivery date shown on the return receipt; or, if sent by facsimile, on the date sent by the sender; or, if sent by overnight courier service, on the delivery date or attempted delivery date shown on such service’s records. At the date of execution of this Lease, the addresses of Landlord and Tenant are as set forth in Paragraph 1. After the Commencement Date, the address of Tenant shall be the address of the Premises. Either party may change its address by giving notice of same in accordance with this Paragraph 28.

29. Attorneys’ Fees.

If either party brings any action or legal proceeding for damages for an alleged breach of any provision of this Lease, to recover Rent, or other sums due, to terminate the tenancy of the Premises or to enforce, protect or establish any term, condition or covenant of this Lease or right of either party, the prevailing party shall be entitled to recover as a part of such action or proceedings, or in a separate action brought for that purpose, reasonable attorneys’ fees and costs, including without limitation any and all costs and expenses arising from (i) collection efforts, (ii) any appellate proceedings, and (iii) any bankruptcy, insolvency or arbitration proceedings.

30. Estoppel Certificates.

Tenant shall within fifteen (15) days following written request by Landlord:

(i) Execute and deliver to Landlord any documents, including estoppel certificates, in the form prepared by Landlord (a) certifying that this Lease is unmodified and in full force and effect or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect and the date to which the Rent and other charges are paid in advance, if any, and (b) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord, or, if there are uncured defaults on the part of the Landlord, stating the nature of such uncured defaults, (c) evidencing the status of the Lease as may be required either by a lender making a loan to Landlord to be secured by deed of trust or mortgage covering the Premises or a purchaser of the Premises from Landlord, and (d) stating such other matters as may be reasonably requested by Landlord. Tenant’s failure to deliver an estoppel certificate within fifteen (15) days after delivery of Landlord’s written request therefor shall be conclusive upon Tenant (a) that this Lease is in full force and effect, without modification except as may be represented by Landlord, (b) that there are now no uncured defaults in Landlord’s performance, and (c) that no Rent has been paid in advance.

If Tenant fails to so deliver a requested estoppel certificate within the prescribed time it shall be conclusively presumed that this Lease is unmodified and in full force and effect except as represented by Landlord.

(ii) Not more often than one (1) time in each consecutive twelve (12) month period, deliver to Landlord the current financial statements of Tenant, and financial statements of the two (2) years prior to the current financial statement’s year, with an opinion of a certified public accountant, including a balance sheet and profit and loss statement for the most recent prior year, all prepared in accordance with generally accepted accounting principles consistently applied.

31. Transfer of the Premises by Landlord.

In the event of any conveyance of the Premises and assignment by Landlord of this Lease, Landlord shall be and is hereby entirely released from all liability under any and all of its covenants and obligations contained in or derived from this Lease arising from events occurring after the date of such conveyance and assignment, and Tenant agrees to attorn to such transferee provided such transferee assumes in writing Landlord’s obligations under this Lease.

32. Landlord’s Right to Perform Tenant’s Covenants.

If Tenant shall at any time fail to make any payment or perform any other act on its part to be made or performed under this Lease, and such failure shall continue after the expiration of any applicable notice and grace or cure periods provided in this Lease, Landlord may, but shall not be obligated to (and without waiving or releasing Tenant from any obligation of Tenant under this Lease), make such payment or perform such other act to the extent Landlord may deem desirable, and in connection therewith, pay expenses and employ counsel. All reasonable sums so paid by Landlord and all penalties, interest, expenses and costs in connection therewith shall be due and payable by Tenant on the next day after any such payment by Landlord, together with interest thereon at the Interest Rate from such date to the date of payment by Tenant to Landlord, plus collection costs and attorneys’ fees. Landlord shall have the same rights and remedies for the nonpayment thereof as in the case of default in the payment of Rent.

33. Tenant’s Remedy.

If, as a consequence of a default by Landlord under this Lease, Tenant recovers a money judgment against Landlord, such judgment shall be satisfied only against the right, title and interest of Landlord in the Building, and neither Landlord nor Landlord’s Agents shall be liable for any deficiency.

34. Mortgagee Protection.

If Landlord defaults under this Lease, Tenant shall give written notice of such default to any beneficiary of a deed of trust or mortgagee of a mortgage covering the Premises, so long as Tenant has received written notice of the existence of such beneficiary or mortgagee, and offer such beneficiary or mortgagee a reasonable opportunity to cure the default, including time to obtain possession of the Premises by power of sale or a judicial foreclosure, if such should prove necessary to effect a cure.

35. Brokers.

Landlord and Tenant acknowledge and agree that Tenant has utilized the services of Cornish & Carey Commercial and Landlord has utilized the services of BT Commercial with respect to the transactions between Landlord and Tenant that are represented by this Lease. Landlord shall pay commissions to such brokers pursuant to a separate agreement. Tenant warrants and represents that it has had no dealings with any other real estate broker or agent in connection with the negotiation of this Lease, and that it knows of no other real estate broker or agent who is or might be entitled to a commission in connection with this Lease.

36. Acceptance.

This Lease shall only become effective and binding upon full execution hereof by Landlord and delivery of a signed copy to Tenant. If Landlord approves the Lease, it shall sign and return the Lease to Tenant within three (3) business days after Tenant signs and delivers the Lease to Landlord. Neither party shall record this Lease nor a short form memorandum thereof.

37. Parking.

Tenant shall have the non-exclusive right, in common with any other tenants or occupants of the Project, to use three and two-tenths (3.2) unassigned parking spaces per each one thousand (1,000) square feet of Rentable Area in the Premises, upon terms and conditions as may from time to time be reasonably established by Landlord. Should parking charges or surcharges of any kind be imposed on the parking facilities by a governmental agency, Tenant shall reimburse Landlord for such charges and/or surcharges or, if possible, shall pay such charges and/or surcharges directly to the governmental agency and, in such event, Tenant shall provide Landlord with proof that such charges and/or surcharges have been paid by Tenant. Otherwise, Tenant shall not be charged for parking.

38. General.

A. Captions. The captions and headings used in this Lease are for the purpose of convenience only and shall not be construed to limit or extend the meaning of any part of this Lease.

B. Executed Copy. Any fully executed copy of this Lease shall be deemed an original for all purposes.

C. Time. Time is of the essence for the performance of each term, condition and covenant of this Lease.

D. Severability. If one or more of the provisions contained herein, except for the payment of Rent, is for any reason held invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Lease, but this Lease shall be construed as if such invalid, illegal or unenforceable provision had not been contained herein.

E. Choice of Law. This Lease shall be construed and enforced in accordance with the laws of the State of California. The language in all parts of this Lease shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant.

F. Gender; Singular, Plural. When the context of this Lease requires, the neuter gender includes the masculine, the feminine, a partnership or corporation or joint venture, and the singular includes the plural.

G. Binding Effect. The covenants and agreement contained in this Lease shall be binding on the parties hereto and on their respective successors and assigns to the extent this Lease is assignable.

H. Waiver. The waiver by Landlord or Tenant of any breach of any term, condition or covenant, of this Lease shall not be deemed to be a waiver of such provision or any subsequent breach of the same or any other term, condition or covenant of this Lease. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach at the time of acceptance of such payment. No covenant, term or condition of this Lease shall be deemed to have been waived by Landlord or Tenant unless such waiver is in writing signed by the other party.

I. Entire Agreement. This Lease is the entire agreement between the parties, and there are no agreements or representations between the parties except as expressed herein. Except as otherwise provided herein, no subsequent change or addition to this Lease shall be binding unless in writing and signed by the parties hereto.

J. Authority. If Tenant is a corporation or a partnership, each individual executing this Lease on behalf of said corporation or partnership, as the case may be, represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of said entity in accordance with its corporate bylaws, statement of partnership or certificate of limited partnership, as the case may be, and that this Lease is binding upon said entity in accordance with its terms. Landlord, at its option, may require a copy of such written authorization to enter into this Lease.

K. Exhibits. All exhibits, amendments, riders and addenda attached hereto are hereby incorporated herein and made a part hereof.

L. Lease Summary. The Lease Summary attached to this Lease is intended to provide general information only. In the event of any inconsistency between the Lease Summary and the specific provisions of this Lease, the specific provisions of this Lease shall prevail.

M. Force Majeure. Except for Tenant’s obligations to pay Rent, Landlord and Tenant shall incur no liability to each other with respect to, and shall not be responsible for any failure to perform, any of their respective obligations hereunder if such failure is caused by any reason beyond the control of the non-performing party including, but not limited to, strike, labor trouble, governmental rule, regulations, ordinance, statute or interpretation, or by fire, earthquake, civil commotion, or failure or disruption of utility services (individually, a “Force

Majeure Event”). The amount of time for the non-performing party to perform any of its obligations shall be extended by the amount of time the non-performing party is delayed in performing such obligation by reason of any Force Majeure Event.

N. Consent. Unless otherwise provided in this Lease, whenever Landlord’s approval, consent or satisfaction (collectively, an “approval”) is required pursuant to this Lease or an Exhibit hereto, such approval may be withheld in Landlord’s sole and absolute discretion.

39. Opening to Existing Slide. At any time during the term on the Lease, upon prior written notice to Tenant, Landlord shall have the right, at its sole cost and expense, to close the opening located on the second floor of the Premises from which a slide to the first floor is currently located. The finishing on the exterior of such closure visible from the interior of the Premises shall be compatible with the existing finishing adjacent to such closure. Tenant acknowledges that the installation of such closure may temporarily create noise and dust in the Premises. Tenant agrees that such installation shall not constitute a constructive eviction.

[SIGNATURES FOLLOW ON NEXT PAGE]

THIS LEASE is effective as of December 15, 2003.

LANDLORD:

Dated: December 12, 2003	MPTP HOLDING, LLC, a Delaware limited liability company

	By:	MIDPOINT HOLDING, LLC, a Delaware limited liability company Its: Member
		By:	CREDIT LYONNAIS NEW YORK BRANCH Its: Member

			By:	/s/ Bruce Evans

Bruce Evans Its: First Vice President

TENANT:

Dated: December 12, 2003	CLARIA CORPORATION, a Delaware corporation

	By:	/s/ Jeff McFadden

	Its:	CEO/President

	By:	/s/ Dennis Jang

	Its:	SR. Director of Finance

EXHIBIT A

FLOOR PLAN

Exhibit A is an image of a floor plan.

Exhibit A-1

EXHIBIT B

SITE PLAN OF PROJECT

Exhibit B is an image of a site plan.

Exhibit B-1

EXHIBIT C

WORK LETTER

This Work Letter is attached to and forms a part of the Lease dated as of December 15, 2003 (the “Lease”), by and between MPTP HOLDING, LLC, a Delaware limited liability company (“Landlord”), and CLARIA CORPORATION, a Delaware corporation, pertaining to certain premises located in the building, commonly known as 555 Broadway, in the City of Redwood City, County of San Mateo, State of California. Except where clearly inconsistent or inapplicable, the provisions of the Lease are incorporated into this Work Letter, and capitalized terms used without being defined in this Work Letter shall have the meanings given them in the Lease.

The purpose of this Work Letter is to set forth the respective responsibilities of Landlord and Tenant with respect to the design and construction of all alterations, additions and improvements which Tenant may deem necessary or appropriate to prepare the Premises for occupancy by Tenant under the Lease. Such alterations, additions and improvements to the Premises are referred to in this Work Letter as the “Tenant Improvements,” and the work of constructing the Tenant Improvements is referred to as the “Tenant Improvement Work.”

Landlord and Tenant agree as follows:

1. General.

1.1 Tenant is solely responsible for designing the Tenant Improvements and performing the Tenant Improvement Work (subject to Landlord’s rights of review and approval set forth in this Work Letter).

1.2 Landlord’s sole interest in reviewing and approving the Construction Drawings (as hereinafter defined) is to protect the Project and Landlord’s interests, and no such review or approval by Landlord shall be deemed to create any liability of any kind on the part of Landlord, or constitute a representation on the part of Landlord or any person consulted by Landlord in connection with such review and approval that the Space Plans or Final Working Drawings are corrector accurate, or are in compliance with any applicable laws.

1.3 Landlord shall contribute (subject to the terms and conditions set forth in this Work Letter) the amount specified in Section 5.1 below as the “Allowances,” towards the costs of performing the Tenant Improvement Work.

1.4 Tenant shall be responsible for all costs of designing the Tenant Improvements and performing the Tenant Improvement Work to the extent such costs exceed the Construction Allowance.

1.5 On reasonable prior notice, Landlord will permit Tenant and Tenant’s Agents (as defined below) to enter the Premises from time to time prior to the Commencement Date as may be reasonably necessary or appropriate. Tenant shall indemnify, protect, defend and

Exhibit C-1

hold Landlord and Landlord’s Agents harmless from and against any and all claims suffered or incurred by Landlord and Landlord’s Agent arising from such entry.

2. Base Building Improvements. Prior to the Commencement Date, Landlord shall construct, at Landlord’s sole cost and expense, the Base Building Improvements listed in Schedule 1 hereto. Upon Landlord’s reasonable determination that the Base Building Improvements have been substantially completed to the extent reasonably necessary for the commencement of the construction of the Tenant Improvements, and provided that the completion of the remainder of the Base Building Improvements shall not unreasonably delay or unreasonably interfere with the construction of the Tenant Improvements, Landlord shall deliver the Premises to Tenant.

3. Design and Approval of the Tenant Improvements.

3.1 Selection of Tenant’s Architect; Construction Drawings.

(a) Tenant shall retain an architect/space planner (“Tenant’s Architect”) to prepare the Construction Drawings. Tenant’s Architect shall be subject to the written approval of Landlord, which approval will not be unreasonably withheld or delayed. Tenant shall retain engineering consultants designated by Landlord (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life-safety and sprinkler work, if any, in the Premises in connection with the Tenant Improvements. The plans and drawings to be prepared by Tenant’s Architect and the Engineers hereunder shall be known, collectively, as the “Construction Drawings”.

(b) All Construction Drawings shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld or delayed.

3.2 Space Plans. Prior to drafting any Construction Drawings, Tenant shall furnish Landlord with Tenant’s final space plans for the Premises (“Space Plans”). The Space Plans shall show locations of all proposed improvements, including partitions, cabinetry, equipment and fixtures, shall identify materials and finishes by location, and shall specify the location of any proposed structural floor penetrations, the location and extent of floor loading, any special HVAC requirements, the location and description of any special plumbing requirements, and any special electrical requirements. In addition, the Space Plans shall show telephone and telecommunications facilities, and computer and electronic data facilities. Landlord shall approve or disapprove the Space Plans by written notice given to Tenant within ten (10) business days after receipt of the Space Plans. Landlord shall not unreasonably withhold its approval of the Space Plans, provided that, without limiting the generality of the foregoing, Landlord shall be entitled to withhold its consent to the Space Plans if, in Landlord’s good faith judgment, any one or more of the following situations exist: (a) the proposed Tenant Improvements will adversely affect the exterior appearance of the Project; or (b) the proposed Tenant Improvements may impair the structural strength of the Project, adversely affect the roof or any of the Building Systems or materially adversely affect the value of the Project; (c) the proposed Tenant Improvement Work would trigger the necessity under applicable laws or otherwise for work to be performed outside the Premises; or (d) the specifications for the proposed Tenant Improvements are not consistent with, or would detract from, the character or

Exhibit C-2

image of the Project. If Tenant’s proposed interior partitioning or other aspects of the Tenant Improvement Work will, in Landlord’s good faith judgment, require changes or alterations in the HVAC, electrical, plumbing, telecommunications, security, life safety or other building systems outside of the Premises, and Landlord approves such changes or alterations, such changes or alterations shall be made at Tenant’s expense. If Landlord disapproves the Space Plans, Landlord shall return the Space Plans to Tenant with a statement of Landlord’s reasons for disapproval, or specifying any required corrections and/or revisions. Landlord shall approve or disapprove of any revisions to the Space Plans by written notice given to Tenant within five (5) business days after receipt of such revisions. This procedure shall be repeated until Landlord approves the Space Plans.

3.3 Final Working Drawings. Following Landlord’s approval of the Space Plans, Tenant shall cause Tenant’s Architect and the Engineers to prepare and submit for Landlord’s approval complete and detailed construction plans and specifications, including a fully coordinated set of architectural, structural, mechanical, fire protection, electrical and plumbing working drawings for the Tenant Improvement Work, in a form which is sufficiently complete to permit subcontractors to bid on the work, obtain all required Permits (as hereinafter defined) and commence construction (the “Final Working Drawings”). Tenant shall furnish Landlord with four (4) copies signed by Tenant of such Final Working Drawings. Landlord shall approve or disapprove of the Final Working Drawings by giving written notice to Tenant within ten (10) business days after receipt thereof. Landlord shall not unreasonably withhold or delay its approval of the Final Working Drawings, provided that, without limiting the generality of the foregoing, Landlord shall be entitled to withhold its consent to the Final Working Drawings for any of the reasons specified in Section 3.2 above, or if in Landlord’s good faith judgment, the Final Working Drawings are inconsistent with, or do not conform to, the Space Plans. If Landlord disapproves the Final Working Drawings, Landlord shall return the Final Working Drawings to Tenant with a statement of Landlord’s reasons for disapproval and/or specifying any required corrections or revisions. Landlord shall approve or disapprove of any such revisions to the Final Working Drawings within five (5) business days after receipt of such revisions. This procedure shall be repeated until Landlord approves the Final Working Drawings (as so approved, the “Approved Working Drawings”).

4. Construction of Tenant Improvements.

4.1 Contracts with Tenant’s Contractor and Subcontractors.

(a) Tenant shall retain Devcon Construction Incorporated as the general contractor for the construction of the Tenant Improvements (“Tenant’s Contractor”). All subcontractors, laborers, materialmen and suppliers used by Tenant must be approved in writing by Landlord, which approval shall not be unreasonably withheld. Such subcontractors, laborers, materialmen and suppliers, together with Tenant’s Contractor, are collectively referred to herein as “Tenant’s Agents”.

(b) Tenant shall furnish Landlord with true and correct copies of all construction contracts between or among Tenant, Tenant’s Contractor and all subcontractors relating to the Tenant Improvement Work, provided that Landlord’s review of such contracts shall not relieve Tenant from its obligations under this Work Letter nor shall such review be

Exhibit C-3

deemed to constitute Landlord’s representation that such contracts comply with the requirements of this Work Letter. All such contracts shall expressly provide that (i) the work to be performed thereunder shall be subject to the terms and conditions of this Work Letter, and (ii) the Tenant Improvement Work (or in the case of a subcontractor, the portion thereof performed by such subcontractor) shall be warranted in writing to Tenant and Landlord to be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion of the Tenant Improvement Work. Tenant agrees to give to Landlord any assignment or other assurances which may be necessary to permit Landlord to directly enforce such warranties (such warranties shall include, without additional charge, the repair of any portion of the Project or Common Area which may be damaged as a result of the removal or replacement of the defective Tenant Improvements). Tenant shall cause Tenant’s Agents to engage only labor that is harmonious and compatible with other labor working in the Project. In the event of any labor disturbance caused by persons employed by Tenant or Tenant’s Contractor, Tenant shall immediately take all actions necessary to eliminate such disturbance. If at any time any of Tenant’s Agents interferes with any other occupant of the Project, or hinders or delays any other work of improvement in the Project, or performs any work which may or does impair the quality, integrity or performance of any portion of the Project, including any building systems, Tenant shall cause such subcontractor, laborer, materialman or supplier to leave the Project and remove all tools, equipment and materials immediately upon written notice delivered to Tenant, and, without limiting Tenant’s indemnity obligations set forth in Article 12 of the Lease, Tenant shall reimburse Landlord for all costs, expenses, losses or damages incurred or suffered by Landlord resulting from the acts or omissions of Tenant’s Agents in or about the Project.

4.2 Permits. Following approval of the Final Working Drawings, Tenant shall obtain all building permits and other permits, authorizations and approvals which may be required in connection with, or to satisfy all laws applicable to, the construction of the Tenant Improvements in accordance with the Approved Working Drawings (the “Permits”). Tenant shall provide Landlord with copies of any documents or applications filed by Tenant to obtain Permits concurrently with any such filing, but in no event shall Tenant file any such documents or applications until the Final Working Drawings have been approved. Tenant agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any Permits or the certificate of occupancy for the Premises, and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord will cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such Permit or certificate of occupancy. Any amendments or revisions to the Approved Working Drawings that may be necessary to obtain any such Permits, or which may be required by city officials or inspectors to comply with code rulings or interpretations, shall be prepared by Tenant’s Architect, at Tenant’s expense (provided that to the extent funds are available, such expense may be reimbursed from the Construction Allowance), and submitted to Landlord for Landlord’s review and approval as a Change Order under Section 6 below. If Landlord disapproves of such amendments or revisions, Landlord shall return the same to Tenant with a statement of Landlord’s reasons for disapproval, or specifying any required corrections. This procedure shall be repeated until Landlord approves the amendments or revisions and all Permits have been obtained for the Approved Working Drawings, as so amended.

4.3 Commencement of Work. At least ten (10) days prior to the commencement of construction of the Tenant Improvements, or the delivery of any construction

Exhibit C-4

materials for the Tenant Improvement Work to the Premises, whichever is earlier, Tenant shall submit to Landlord a notice specifying the date Tenant will commence construction of the Tenant Improvements, the estimated date of completion of the Tenant Improvements and the construction schedule provided by Tenant’s Contractor. In addition, prior to the commencement of construction of the Tenant Improvements, or the delivery of any construction materials for the Tenant Improvement Work to the Premises, whichever is earlier, Tenant shall submit to Landlord the following: (a) all Permits required to commence construction of the Tenant Improvements; (b) a copy of the executed construction contract with Tenant’s Contractor, in the form previously approved by Landlord, together with a detailed breakdown, by trade, of the final costs to be incurred, or which have theretofore been incurred, in connection with the design and construction of the Tenant Improvements, which costs of construction form a basis for the amount of the construction contract; and (c) true and correct copies of all policies of insurance, or original certificates thereof executed by an authorized agent of the insurer or insurers, together with any endorsements referred to in Section 4.5 below, confirming to Landlord’s reasonable satisfaction compliance with the insurance requirements of this Work Letter.

4.4 Performance of Work. All work performed by Tenant’s Contractor shall strictly conform to the Approved Working Drawings, shall comply with all applicable laws (including building codes) and all applicable standards of the American Insurance Association and the National Electrical Code and all building material manufacturer’s specifications, shall comply with all rules and regulations from time to time adopted by Landlord to govern construction in or about the Project and shall be performed in a good and professional manner and so as not to interfere with the occupancy of any other tenant of the Project, the performance of any other work within the Project, or with Landlord’s maintenance or operation of the Project. At all times during construction of the Tenant Improvements, Landlord and Landlord’s employees and agents shall have the right to enter the Premises to inspect the Tenant Improvement Work, and to require the correction of any faulty work or any material deviation from the Approved Working Drawings. Tenant shall not close-up any Tenant Improvement Work affecting the life safety, telecommunications, HVAC, plumbing, electrical or other building systems in the Premises until the same have been inspected and approved by Landlord’s agents. No inspection or approval by Landlord of any such work shall constitute an endorsement thereof or any representation as to the adequacy thereof for any purpose or the conformance thereof with any applicable laws, and Tenant shall be fully responsible and liable therefor. Tenant shall reimburse Landlord for the cost of any repairs, corrections or restoration which must be made, in Landlord’s good faith judgment, to the Premises or any other portion of the Project, if caused by Tenant’s Contractor or any other of Tenant’s Agents.

4.5 Insurance. At all times during the construction of the Tenant Improvements (and in the case of Products and Completed Operations Coverage, for 5 years following completion of the Tenant Improvement Work), in addition to the insurance required to be maintained by Tenant under the Lease, Tenant shall require all of Tenant’s Agents to maintain (a) Commercial General Liability Insurance with limits of not less than $2,000,000 combined single limit for bodily injury and property damage, including personal injury and death, and Contractor’s Protective Liability, and Products and Completed Operations Coverage in an amount not less than $500,000 per incident, $1,000,000 in the aggregate; (b) Comprehensive automobile liability insurance with a policy limit of not less than $1,000,000 each accident for bodily injury and property damage, providing coverage at least as broad as the Insurance

Exhibit C-5

Services Office (ISO) Business Auto Coverage form covering Automobile Liability, code 1 “any auto”, and insuring against all loss in connection with the ownership, maintenance and operation of automotive equipment that is owned, hired or non-owned; (c) Worker’s Compensation with statutory limits and Employer’s Liability Insurance with limits of not less than $100,000 per accident, $500,000 aggregate disease coverage and $100,000 disease coverage per employee. In addition, Tenant shall carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of the Tenant Improvements, including such extended coverage endorsements as may be reasonably required by Landlord. Tenant’s liability insurance shall be written on an “occurrence” basis and shall name Landlord, any Encumbrancer and Landlord’s designated agents as additional insureds (by endorsement reasonably acceptable to Landlord). The “Builder’s All Risk” insurance shall name Landlord and such other parties as Landlord may specify as the loss payee(s) with respect to all proceeds received therefrom. All of the insurance required to be carried by Tenant hereunder shall provide that it is primary insurance, and not excess over or contributory with any other valid, existing, and applicable insurance in force for or on behalf of Landlord, shall provide that Landlord shall receive thirty (30) days’ written notice from the insurer prior to any cancellation or change of coverage, and shall be placed with companies which are rated A:X or better by Best’s Insurance Guide and licensed to business in the State of California. All deductibles and self-insured retentions under Tenant’s policies are subject to Landlord’s reasonable approval, and all insurance, except Workers’ Compensation, maintained by Tenant’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Tenant’s compliance with the provisions of this Section shall in no way limit Tenant’s liability under any of the other provisions of the Lease.

4.6 Liens. Tenant shall keep the Premises and the Project free from any liens arising out of work performed, materials furnished or obligations incurred by Tenant. Should Tenant fail to remove any such lien within five (5) days after notice to do so from Landlord, Landlord may, in addition to any other remedies, record a bond pursuant to California Civil Code Section 3143 and all costs and obligations incurred by Landlord in so doing shall immediately become due and payable by Tenant to Landlord as Additional Rent under the Lease. Landlord shall have the right to post and keep posted on the Premises any notices that may be required or permitted by applicable laws, or which Landlord may deem to be proper, for the protection of Landlord and the Project from such liens. Promptly following completion of construction, Tenant shall provide Landlord a copy of a final unconditional lien release from Tenant’s Contractor and each of Tenant’s Agents who performed work or supplied materials for the Tenant Improvements. Upon completion of construction, Tenant shall promptly record a notice of completion in accordance with California Civil Code Section 3093 and provide a copy thereof to Landlord.

5. Responsibility for Design and Construction Costs.

5.1 Construction Allowance. Landlord will contribute to the costs of performing the Tenant Improvement Work, as depicted on the Approved Working Drawings, to the extent of the lesser of (a) Three Hundred Eighty Eight Thousand Three Hundred Sixty Two and 00/100 Dollars ($388,362.00) (calculated at the rate of $6.00 per square foot of Rentable Area in the Premises) or (b) the actual cost for such work (the “Construction Allowance”). Tenant shall pay all costs in excess of the Construction Allowance for the design and construction of the Tenant Improvements. Except as otherwise specified in this Work Letter, the

Exhibit C-6

Construction Allowance may be applied only to the payment or reimbursement of documented costs of planning and permitting and of labor and materials incorporated into the Tenant Improvements (excluding all costs of data and telephone cabling, and all costs of furnishings, fixtures, equipment, signage and other personal property, including switches, servers, routers and similar data and telecommunications equipment). In addition to the Construction Allowance, Landlord will contribute to the costs of performing certain improvements within the Premises listed on Schedule 2 in the amount for each such improvement not to exceed the itemized amount identified for such improvement on Schedule 2 (the “Fixturing Allowance”). The portion of the Fixturing Allowance in each line item of Schedule 2 may be applied only to the payment or reimbursement of documented costs of labor and materials for the improvements in such line item.

5.2 Disbursement of Allowances. Provided that (a) this Lease is then in full force and effect, (b) Tenant is not then in default of any of its obligations under this Lease, including, without limitation, Tenant’s obligations under this Work Letter to perform Tenant Improvement Work in accordance with the Approved Working Drawings and all applicable laws, and (c) Tenant has commenced business operations in the Premises, Landlord shall pay the Allowances to Tenant within thirty (30) days after satisfactory completion of the Tenant Improvement Work and submission by Tenant of (i) “as-built” drawings in CAD format showing the Tenant Improvements (updated by Tenant’s Architect as necessary to reflect all changes made to the Approved Working Drawings during the course of construction), (ii) a written statement from Tenant’s Architect that the work described on any such invoices has been completed in accordance with the Approved Working Drawings, (iii) properly executed mechanics’ lien releases in compliance with both California Civil Code Section 3262(d)(2) and either Section 3262(d)(3) or Section 3262(d)(4) from all of Tenant’s Agents; and (iv) copies of all Permits, licenses, certificates and other governmental authorizations and approvals necessary in connection with, and indicating final approval of, the Tenant Improvement Work, and which may be necessary for the operation of Tenant’s business within the Premises, Tenant shall submit the documents described in clauses (i) through (iv) above to Landlord within thirty (30) days following the date Tenant commences business operations in the Premises.

6. Change Orders. Landlord will not unreasonably withhold its approval of (a) any request by Tenant, or by Tenant’s Contractor with Tenant’s approval, to amend or change the Approved Working Drawings, or (b) any change or amendment to the Approved Working Drawings that may be necessary to obtain any Permits, or which may be required by city officials or inspectors to comply with code rulings or interpretations (any of the foregoing, a “Change Order”), provided such Change Order does not diminish the quality of construction of the Tenant Improvements. Without limiting the generality of the foregoing, however, Tenant acknowledges that it shall not be unreasonable for Landlord to withhold consent to any Change Order if any of the circumstances listed in clauses 3.2(a) through 3.2(d) of this Work Letter apply. No material changes or modifications to the Approved Working Drawings shall be made unless by written Change Order signed by Landlord and Tenant. Tenant shall pay all costs attributable to Change Orders, including costs incurred by Landlord in reviewing proposed Change Orders (provided that to the extent funds are available, such costs may be paid or reimbursed from the Construction Allowance).

Exhibit C-7

7. Ownership of Tenant Improvements. The Tenant Improvements shall be deemed, effective upon installation, to be a part of the Premises and shall be deemed to be the property of Landlord (subject to Tenant’s right to use the same during the Term of the Lease), and shall be surrendered at the expiration or earlier termination of the Term, unless Landlord shall have conditioned its approval of the Final Working Drawings or any Change Order on Tenant’s agreement to remove any items thereof, in which event, prior to the expiration or termination of the Term, the specified items shall be removed at Tenant’s expense, any damage caused by such removal shall be repaired, and the Premises shall be restored to their condition existing prior to the installation of the items in question, normal wear and tear excepted. The removal, repair and restoration described above shall, at Landlord’s sole election, be performed either by Tenant or by Landlord; and if such work shall be performed by Landlord, Tenant shall pay to Landlord, within twenty (20) days following Landlord’s demand, the reasonable cost and expense of such work. Tenant shall not take a position with the United States Internal Revenue Service that is inconsistent with Landlord’s depreciation of the Tenant Improvements.

Exhibit C-8

SCHEDULE 1

BASE BUILDING IMPROVEMENTS

The Premises shall be delivered in their existing condition, except that Landlord shall perform the following work:

(a) Relocate the existing telecommunication circuits that currently serve certain premises in the Project commonly known as 475 Broadway (the “475 Broadway Premises”) from the minimum point of entry (“MPOE”) in the data center in the Building to the MPOE located in the electrical closet within the 475 Broadway Premises.

(b) Inspect and perform maintenance, if necessary, to the HVAC systems servicing the Premises, including the split-system HVAC system that currently serves the data center, so that such systems are operational as of the Commencement Date.

(c) Inspect and perform maintenance, if necessary, to the power distribution unit (“PDU”) and the uninterruptable power supply (“UPS”) equipment servicing the data center located within the Building, so that the PDU and UPS equipment are operational as of the Commencement Date.

(d) Inspect and perform maintenance, if necessary, to the VESPA component and the FM 200 component of the fire suppression system so that such components are operational as of the Commencement Date.

(e) Perform maintenance to the pedestal system supporting the floor tiles within the data center to level the floor; provided, however, that Landlord shall not be obligated to incur costs in excess of Three Thousand Dollars ($3,000) in performing such work as of the Commencement Date.

(f) Inspect and perform maintenance, if necessary, to the generator servicing the data center, so that such generator is operational as of the Commencement Date.

Exhibit C-9

SCHEDULE 2

TENANT FIXTURING

Improvement		Maximum Landlord Allowance
(a)	Painting of the interior of the walls.	$40,000.00

(b)	Removal of all existing station cabling and installation of new plenum rated data and telephone cabling (including two data and one voice per station).	$110,000.00

(c)	Inspection and performance of maintenance and modification, if necessary, to the security systems (including card key system and alarm system) so that such systems are operational as of the Commencement Date as stand alone systems, separate from the common systems currently shared by tenants of other Buildings in the Project.	$12,397.00

(d)	(1) Labor for construction and reconfiguration of existing cubicles and electrical servicing such cubicles pursuant to a mutually agreed upon plan.	$62,000.00

	(2) Replacement of shortage of materials missing from existing cubicles as would be required to build a typical 8’x 8’cubicle configuration (namely, 1 corner, 2 returns, 2 pedestals, 1 overhead flipper door cabinet, 1 shelf and 1 lamp).	$15,000.00

(e)	Cleaning of existing carpeting or installation of new carpeting and repair of concrete floors as necessary.	$16,000.00

(f)	Replace all light bulbs throughout the Premises and replace or repair ballasts as necessary.	$30,000.00

Exhibit C-10

EXHIBIT D

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

This SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (this “Agreement”), made as of _____________________, _____, by and between CREDIT LYONNAIS NEW YORK BRANCH, a branch under the laws of the State of New York of a foreign banking corporation organized under the laws of the Republic of France having an address at The Credit Lyonnais Building, 1301 Avenue of the Americas, New York, New York 10019 (together with its successors and assigns, in such capacity, the “Agent”), as agent for the lenders which are party to the Loan Agreement described in the hereinafter defined Deed of Trust (each, together with its successors and assigns, a “Lender”, and collectively, the “Lenders”) and _____________________, a _________________, having an address at __________________________________________ (the “Tenant”);

W I T N E S S E T H:

WHEREAS, by that certain Lease Agreement (as the same may be amended, supplemented or otherwise modified from time to time, the “Lease”) dated _____________________, between ________________________, as landlord (“Landlord”), and Tenant, as tenant, the Landlord leased to Tenant a certain portion of the Landlord’s property located in ________________________, as more particularly described on Schedule A attached hereto (the “Land”), said leased portion of the Land being more particularly described in the Lease and herein referred to as the “Premises”;

WHEREAS, the Landlord has executed and delivered to the Agent on behalf of itself and other lenders certain mortgage notes in the aggregate original principal amount of $150,000,000, which notes are secured by, among other things, a deed of trust (which deed of trust, and all amendments, renewals, increases, modifications, replacements, substitutions, extensions, spreaders, restatements and consolidations of each and all advances and re-advances under each and additions thereto, is referred to herein as the “Deed of Trust”) encumbering the Land, together with the buildings and other improvements located or to be located thereon (such buildings and other improvements and the Land, collectively, the “Deeded Property”) including, without limitation, the Premises.

NOW, THEREFORE, the parties hereto, in consideration of the covenants contained herein, have agreed and hereby agree as follows:

1. The Lease, as the same may hereafter be modified, amended or extended, is and shall be subject and subordinate in each and every respect to the Deed of Trust, to all renewals, modifications, replacements and extensions thereof, to all terms, conditions and provisions thereof and to each and every advance heretofore made or hereafter made under the Deed of Trust.

2. The Agent agrees that if any action or proceeding is commenced by the Agent for the foreclosure of the Deed of Trust or the sale of the Deeded Property, the Tenant shall not be named as a party therein (unless required by law), and the sale of the Deeded Property in any

Exhibit D-1

such action or proceeding and the exercise by the Agent of any of its other rights under the Deed of Trust, or under the note secured by the Deed of Trust, shall be made subject to all rights of the Tenant under the Lease, provided that at the time of the commencement of any such action or proceeding and at the time of any such sale or exercise of any such other rights, the Tenant shall not be in default under any of the terms, covenants or conditions of the Lease or of this Agreement on the Tenant’s part to be observed or performed.

3. The Tenant shall concurrently give the Agent copies of all notices and other communications given by the Tenant to the Landlord relating to (i) defaults or alleged defaults on the part of the Landlord or the Tenant under the Lease, (ii) any violations of any ordinances, statutes, laws, rules, codes, regulations or requirements of any governmental agency, and (iii) any assignment or subletting of all or any portion of the Premises.

4. In the event of any act or omission by the Landlord which would give the Tenant the right, either immediately or after the lapse of a period of time, to terminate the Lease, to claim a partial or total eviction, or to cure Landlord’s defaults or perform Landlord’s obligations under the Lease, the Tenant will not exercise any such right (i) until it has sent written notice of such act or omission to the Agent as provided herein, and (ii) unless the Agent shall have failed within sixty (60) days after receipt of such notice to cure such default or, if such default is not reasonably susceptible of cure within such sixty (60) days, the Agent shall not have commenced the cure of such default within sixty (60) days of receipt of such notice and thereafter diligently pursued such action.

5. In the event that the interest of the Landlord is transferred by reason of, or assigned in lieu of foreclosure or other proceedings for enforcement of the Deed of Trust, then, subject to the provisions of this Agreement, the Lease shall nevertheless continue in full force and effect and, upon the written request of the Agent, the Tenant shall attorn to the Agent and shall recognize the Agent as its landlord. Although the foregoing provision shall be self-operative, in order to confirm such attornment, upon the request of the Agent, the Tenant shall execute and deliver to the Agent (i) an agreement of attornment in form and content reasonably satisfactory to the Agent, confirming the foregoing attornment and agreeing to perform all the terms, covenants and conditions of the Lease on the Tenant’s part to be performed for the benefit of such Agent with the same force and effect as if such Agent were the Landlord originally named in this Lease or (ii) a new lease with the Agent, as landlord, for the remaining term of the Lease and otherwise on the same terms and conditions and with the same options, if any, then remaining.

6. Nothing herein contained shall be construed however, to obligate the Agent or any Lender to cure any default by the Landlord under the Lease occurring prior to any date on which the Agent shall succeed to the rights of the Landlord, it being expressly agreed that under no circumstances shall the Agent or any Lender be obligated to remedy any such default.

7. If the Agent shall succeed to the interest of the Landlord, the Agent nor any Lender shall have no personal liability as successor to the Landlord, and the Tenant shall look only to the estate and property of the Agent and the Lenders in the Deeded Property or the proceeds thereof for the satisfaction of the Tenant’s remedies for the collection of a judgment (or other judicial process) requiring the payment of money in the event of any default by the Agent

Exhibit D-2

as landlord under the Lease. In addition, the Agent as holder of the Deed of Trust or as landlord under the Lease if it succeeds to that position, and each Lender, shall in no event (i) be liable to the Tenant for any act or omission of any prior landlord, (ii) be subject to any offset or defense which the Tenant might have against any prior landlord, (iii) be liable to the Tenant for any liability or obligation of any prior landlord occurring prior to the date that the Agent or any subsequent owner acquires title to the Premises, or (iv) be liable to the Tenant for any security or other deposits given to secure the performance of the Tenant’s obligations under the Lease, except to the extent that the Agent shall have acknowledged actual receipt of such security or other deposits in writing. No other property or assets of the Agent or any Lender shall be subject to levy, execution or other enforcement procedure for the satisfaction of the Tenant’s remedies under or with respect to the Lease, the relationship of the landlord and the tenant thereunder or the Tenant’s use or occupancy of the Premises.

8. All notices and other communications hereunder shall be sent by certified or registered mail (postage prepaid, return receipt requested) to the Agent at the address set forth above, Attention: Allen Nuber, with an additional copy to Kaye, Scholer, Fierman, Hays & Handler, LLP, 1999 Avenue of the Stars, Los Angeles, California 90067, Attention: Michael A. Santoro, Esq., or to the Tenant at the address set forth in the Lease, or to such other address or person as may be specified in a notice sent in accordance with the provisions of this Section 8, and shall be deemed given when received at the addresses specified above.

9. No prepayment of rent or additional rent due under the Lease of more than one month in advance shall be binding upon the Agent, as holder of the Deed of Trust or as landlord under the Lease if the Agent succeeds to that position, or any Lender, unless consented to by the Agent, and from and after the date hereof, no amendment, modification, surrender or cancellation of the Lease shall be binding upon the Agent, as holder of the Deed of Trust or as landlord under the Lease if the Agent succeeds to that position, or any Lender, unless Agent has consented in writing to such amendment, modification, surrender or cancellation.

10. This Agreement shall apply to, bind and inure to the benefit of the parties hereto and their respective successors and assigns. As used herein, the term “Tenant” shall mean and include the present tenant under the Lease, any permitted subtenant under the Lease, any permitted assignee of the Lease and any successor of any of them. The term “Agent” as used herein shall include the beneficiary of the Deed of Trust, the successors, replacements and assigns of the Agent, and any person, party or entity which shall become the owner of the Deeded Property by reason of a foreclosure of the Deed of Trust or the acceptance of a deed or assignment in lieu of foreclosure or other proceedings for enforcement of the Deed of Trust or otherwise. The term “Landlord” as used herein shall mean and include the present landlord under the Lease and such landlord’s predecessors and successors in interest under the Lease (other than the Agent).

11. This Agreement may not be modified in any manner or terminated except by an instrument in writing executed by the parties hereto.

12. This Agreement satisfies the condition, if any, to the subordination of the Lease to the Deed of Trust set forth in the Lease with respect to the execution and delivery of a non-disturbance agreement.

Exhibit D-3

13. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

14. Both the Tenant and the Agent hereby irrevocably waive all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to the Lease or this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

CREDIT LYONNAIS NEW YORK BRANCH, as Agent

By:

Name:
Title:

[TENANT]

By:

Name:
Title:

Agreed and acknowledged:

[LANDLORD/BORROWER]

Exhibit D-4

STATE OF	)
)
COUNTY OF	)

On _____________________ before me, _____________________, a Notary Public in and for said State, personally appeared _____________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

Signature

STATE OF	)
)
COUNTY OF	)

On _____________________ before me, _____________________, a Notary Public in and for said State, personally appeared _____________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

Signature

1

STATE OF	)
)
COUNTY OF	)

On _____________________ before me, _____________________, a Notary Public in and for said State, personally appeared _____________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

Signature

2

EXHIBIT E

COMMENCEMENT MEMORANDUM

LANDLORD:	MPTP HOLDING, LLC
TENANT:	CLARIA CORPORATION
LEASE DATE:	December , 2003
PREMISES:	555 Broadway, Redwood City, California

Pursuant to Paragraph 4.A. of the referenced Lease, the “Commencement Date” is hereby established as _____________________, 2004. Rent shall commence on _____________________, 2004 and the Lease shall terminate on December 31, 2009.

LANDLORD:

MPTP HOLDING, LLC, a Delaware limited liability company

By:	MIDPOINT HOLDING, LLC, a Delaware limited liability company Its: Member

	By:	CREDIT LYONNAIS NEW YORK BRANCH Its: Member

By:

Bruce Evans
Its: First Vice President

TENANT:

CLARIA CORPORATION, a Delaware corporation

By:

Its:

By:

Its:

Exhibit E-1

EXHIBIT F

Exhibit F is an image of a floor plan.

Exhibit F-1